UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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CIVISTA BANCSHARES, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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CIVISTA BANCSHARES, INC.

100 East Water Street, P. O. Box 5016

Sandusky, Ohio 44870

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 16, 2019

TO OUR SHAREHOLDERS:

Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of Civista Bancshares, Inc. (the “Corporation”) will be held at the Cedar Point Center Facility, BGSU Firelands College, One University Drive, Huron, Ohio 44839, on Tuesday, April 16, 2019, at 10:00 a.m., E.D.T., for the following purposes:

1.	To elect nine (9) Directors to serve one-year terms expiring in 2020.

2.	To consider and vote upon a non-binding advisory resolution to approve the compensation of the Corporation’s named executive officers as disclosed in the accompanying proxy statement.

3.	To conduct an advisory vote on the frequency of future advisory votes on the compensation of the Corporation’s named executive officers.

4.	To ratify the appointment of S. R. Snodgrass, P.C. as the independent registered public accounting firm of the Corporation for the fiscal year ending December 31, 2019.

5.	To consider and act upon any other matter which may properly be brought before the meeting or any adjournment thereof.

Only those holders of record of common shares of the Corporation at the close of business on February 19, 2019, will be entitled to notice of and to vote at the Annual Meeting.

Included with this Notice are the Corporation’s Proxy Statement for the Annual Meeting, a form of proxy card and the Corporation’s 2018 Annual Report to Shareholders. The proxy solicitation materials for the Annual Meeting are being sent by mail to shareholders on or about March 15, 2019.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on April 16, 2019: The Corporation’s Proxy Statement for the Annual Meeting, a sample of the form of proxy card to be sent to shareholders by the Corporation and the Corporation’s 2018 Annual Report to Shareholders are available at www.proxydocs.com/civb. Before making any voting decisions, you are urged to read the Corporation’s Proxy Statement for the Annual Meeting (including any amendments or supplements thereto) and any other relevant documents that the Corporation may file with or furnish to the SEC.

You are cordially invited to attend the Annual Meeting. Your vote is very important, regardless of the number of common shares you own. Whether or not you plan to attend the Annual Meeting in person, it is important that your common shares be represented. Please sign, date and return your proxy card as soon as possible. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. Alternatively, if your common shares are registered directly with the Corporation’s transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), you may vote electronically via the Internet or by using the toll-free telephone number given on the form of proxy. You also may cast your vote in person at the Annual Meeting, provided that, if you are not the record holder of your common shares, you must bring documentation from your broker, financial institution or other nominee authorizing you to vote on behalf of the record holder of your shares.

To obtain directions to attend the Annual Meeting and vote in person, please call Amy Grant at 419-627-4667.

By Order of the Board of Directors
Lance A. Morrison, Secretary
Civista Bancshares, Inc.

March 15, 2019

CIVISTA BANCSHARES, INC.

100 East Water Street, P. O. Box 5016

Sandusky, Ohio 44870

(419) 625-4121

www.civb.com

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 16, 2019

INTRODUCTION

We are sending this Proxy Statement and the enclosed proxy card to you as a shareholder of Civista Bancshares, Inc. (the “Corporation”) in connection with the solicitation of proxies for the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Tuesday, April 16, 2019, at 10:00 a.m., E.D.T., at the Cedar Point Center Facility, BGSU Firelands College, One University Drive, Huron, Ohio 44839. The Corporation’s Board of Directors is soliciting proxies for use at the Annual Meeting, or any adjournment thereof. The proxy solicitation materials for the Annual Meeting are being sent by mail to shareholders on or about March 15, 2019.

At the Annual Meeting, shareholders will be asked to consider and vote upon the following:

1.	To elect nine (9) Directors to serve one-year terms expiring in 2020.

2.	To consider and vote upon a non-binding advisory resolution to approve the compensation of the Corporation’s named executive officers as disclosed in this Proxy Statement.

3.	To conduct an advisory vote on the frequency of future advisory votes on the compensation of the Corporation’s named executive officers.

4.	To ratify the appointment of S. R. Snodgrass, P.C. as the independent registered public accounting firm of the Corporation for the fiscal year ending December 31, 2019.

5.	To consider and act upon any other matter which may properly be brought before the meeting or any adjournment thereof.

VOTING INFORMATION

Who can vote?

Only holders of record of the Corporation’s common shares as of the close of business on February 19, 2019, the record date for determination of the shareholders entitled to vote at the Annual Meeting, will be entitled to vote at the Annual Meeting. At the close of business on February 19, 2019, there were 15,603,499 common shares of the Corporation outstanding and 15,568,659 common shares entitled to vote. (As of the record date, the individuals entitled to the remaining outstanding shares had not exchanged stock in an acquired company for common shares of the Corporation.) The common shares are the only class of stock of the Corporation presently outstanding and entitled to vote at the Annual Meeting. A majority of the outstanding common shares of the Corporation must be present in person or represented by proxy at the Annual Meeting to constitute a quorum.

How do I vote?

If you were a record holder of common shares of the Corporation as of February 19, 2019, you may vote in person by attending the Annual Meeting or, to ensure that your common shares are represented at the Annual Meeting, you may vote your common shares by signing and returning the enclosed proxy card in the postage-paid envelope provided.

Shareholders whose common shares of the Corporation are registered directly with the Corporation’s transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), may also vote electronically via the Internet or by using the toll-free telephone number given on the enclosed proxy card. The deadline for transmitting voting instructions electronically via the Internet or telephonically is 11:59 p.m., E.D.T., on April 15, 2019. The Internet and telephone voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been properly recorded. Shareholders voting via the Internet or telephone should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which will be borne by those shareholders.

How do I vote if my common shares are held in “street name”?

If you hold your common shares in “street name” with a broker, a financial institution or other nominee, then that entity is considered the shareholder of record for voting purposes and should give you instructions for voting your common shares. As a beneficial owner, you have the right to direct the record holder on how to vote the common shares held in your account. If you hold your common shares in “street name”, you may be eligible to appoint your proxy electronically via the Internet or telephonically and may incur costs associated with the electronic access or telephone usage.

If you hold your common shares in “street name” and wish to attend the Annual Meeting and vote in person, you must bring documentation from your broker, financial institution or other nominee authorizing you to vote your common shares on behalf of such record holder. The documentation must show that you were the direct or indirect beneficial owner of the common shares on February 19, 2019, the record date for voting at the Annual Meeting.

May I exercise cumulative voting rights?

At a special meeting of shareholders held on November 4, 2015, the shareholders of the Corporation approved an amendment to the Corporation’s Articles of Incorporation to eliminate cumulative voting in the election of Directors. As a result, each shareholder will be entitled to cast one vote for each common share owned by that shareholder with respect to each candidate for election to the Board of Directors.

With respect to all other matters submitted to a vote at the Annual Meeting, each shareholder will be entitled to one vote for each common share of the Corporation held on February 19, 2019.

How will my common shares be voted?

Those common shares represented by properly executed proxy cards that are received prior to the Annual Meeting, or by properly authenticated Internet or telephone votes that are submitted prior to the deadline for doing so, and not subsequently revoked, will be voted by your proxies in accordance with your instructions. If you submit a valid proxy card prior to the Annual Meeting, or timely submit your proxy via the Internet or by telephone, but do not provide voting instructions, your proxies will vote your common shares as recommended by the Board of Directors, except in the case of broker non-votes where applicable, as follows:

●	“FOR” the election as Directors of the Corporation of the nine (9) nominees listed under the heading “PROPOSAL 1 – ELECTION OF DIRECTORS”;

●	“FOR” the non-binding advisory resolution to approve the compensation of the Corporation’s named executive officers as disclosed in this Proxy Statement;

●	To hold an advisory vote for the approval of compensation of the Corporation’s named executive officers “EVERY ONE YEAR”; and

●	“FOR” the ratification of the appointment of S. R. Snodgrass, P.C. as the independent registered public accounting firm of the Corporation for the fiscal year ending December 31, 2019.

If any other matters are properly presented for voting at the Annual Meeting, the persons appointed as proxies will vote on those matters, to the extent permitted by applicable law, in accordance with their best judgment. No appraisal or dissenters’ rights exist for any action proposed to be taken at the Annual Meeting.

Can the proxy materials be accessed electronically?

The Corporation’s Proxy Statement for the Annual Meeting, a sample of the form of proxy card and the Corporation’s 2018 Annual Report to Shareholders are available on the Internet at www.proxydocs.com/civb.

How do I change or revoke my proxy?

Shareholders who submit proxies retain the right to revoke them at any time before they are exercised. Unless revoked, the common shares represented by such proxies will be voted at the Annual Meeting and any adjournment thereof. You may revoke your proxy at any time before a vote is taken at the Annual Meeting by:

●	filing a written notice of revocation with the Secretary of the Corporation, at 100 East Water Street, P.O. Box 5016, Sandusky, Ohio 44870;

●	executing and returning a later-dated proxy card or submitting a later-dated vote through the Internet or by telephone; or

●	attending the Annual Meeting and giving notice of revocation in person.

Attendance at the Annual Meeting will not, by itself, revoke your proxy.

The last-dated proxy you submit (by any means) will supersede any previously submitted proxy. If you have instructed your broker, bank or nominee to vote your common shares, you must follow directions received from your broker, bank or nominee to change your vote.

If I vote in advance, can I still attend the Annual Meeting?

Yes. You are encouraged to vote promptly by returning your signed proxy card by mail or, if applicable, by appointing a proxy to vote electronically via the Internet or by telephone so that your common shares will be represented at the Annual Meeting. However, appointing a proxy does not affect your right to attend the Annual Meeting.

What constitutes a quorum and how many votes are required for adoption of the proposals?

A majority of the outstanding common shares of the Corporation represented in person or by proxy will constitute a quorum at the Annual Meeting. Common shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes are counted as being present for purposes of determining the presence of a quorum. There were 15,568,659 common shares of the Corporation outstanding and entitled to vote on February 19, 2019, the record date. A majority of the outstanding common shares, or 7,784,330 common shares, present in person or represented by proxy, will constitute a quorum. A quorum must exist to conduct business at the Annual Meeting.

The rules of The NASDAQ Stock Market LLC (“NASDAQ”), the stock exchange on which the Corporation’s common shares are listed, determine whether proposals presented at shareholder meetings are routine or non-routine. If a proposal is routine, a broker holding common shares for a beneficial owner in street name may vote on the proposal without receiving instructions from the beneficial owner. If a proposal is non-routine, the broker may vote on the proposal only if the beneficial owner has provided voting instructions. A broker non-vote occurs when the broker, as the holder of record, is unable to vote on a proposal because the proposal is non-routine and the beneficial owner does not provide any instructions.

The ratification of the appointment of the Corporation’s independent registered public accounting firm (Proposal 4) is the only routine proposal. Each of the other proposals is considered a non-routine matter and, therefore, your broker may vote on these matters only if you provide voting instructions. Accordingly, it is important that you provide instructions to your broker on these matters.

Vote Required with Respect to the Proposals

•	Proposal 1 – Election of Directors

Under Ohio law and the Corporation’s Code of Regulations, the nine (9) nominees for election as Directors of the Corporation who receive the greatest number of votes “FOR” election will be elected Directors. Common shares as to which the authority to vote is withheld and broker non-votes will be counted for quorum purposes but will not affect whether a nominee has received sufficient votes to be elected.

•	Proposal 2 – Non-Binding Advisory Resolution to Approve the Compensation of the Corporation’s Named Executive Officers

The affirmative vote of a majority of the common shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal, is required to approve the non-binding advisory resolution to approve the compensation paid to the Corporation’s named executive officers as disclosed in this Proxy Statement. The effect of an abstention is the same as a vote “AGAINST” Proposal 2. Broker non-votes will not be counted in determining whether the proposal has been approved

•	Proposal 3 – Non-Binding Advisory Vote on the Frequency of Future Shareholder Advisory Votes on Compensation of the Corporation’s Named Executive Officers

The affirmative vote of a majority of the common shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal, is required to approve one, on a non-binding advisory basis, of the selections as to the frequency of future shareholder advisory votes on the compensation of the Corporation’s named executive officers. Common shares as to which the vote is expressed as an “ABSTAIN” vote on the proxy card or in voting instructions and broker non-votes with respect to Proposal 3 will be counted for the purposes of determining whether a quorum exists, but will not affect the outcome of the vote on Proposal 3.

•	Proposal 4 – Ratification of the Appointment of the Corporation’s Independent Registered Public Accounting Firm

The affirmative vote of a majority of the common shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal, is required to ratify the appointment of S. R. Snodgrass, P.C. as the independent registered public accounting firm of the Corporation for the fiscal year ending December 31, 2019. The effect of an abstention is the same as a vote “AGAINST” Proposal 4.

In accordance with the Corporation’s policy, proxy cards, ballots and voting instructions that identify individual shareholders will be kept confidential. Exceptions to this policy, however, may be necessary in limited instances to comply with applicable legal requirements and, in the event of a contested proxy solicitation, to verify the validity of proxies presented by any person and the results of the voting.

Who pays the cost of proxy solicitation?

The Corporation will pay the costs of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy card and other related materials and all other costs incurred in connection with the solicitation of proxies on behalf of the Board of Directors, other than the Internet access and telephone usage charges mentioned above. Although we are soliciting proxies by mailing these proxy materials to our shareholders, the directors, officers and employees of the Corporation and our subsidiaries also may solicit proxies by further mailing, personal contact, telephone, facsimile or electronic mail without receiving any additional compensation for such solicitations. Arrangements will also be made with brokerage firms, financial institutions and other nominees that are record holders of common shares of the Corporation for the forwarding of solicitation materials to the beneficial owners of such common shares. The Corporation will reimburse these brokers, financial institutions and other nominees for their reasonable out-of-pocket costs in connection therewith.

Who should I call if I have questions concerning this proxy solicitation or the proposals to be considered at the Annual Meeting?

If you have any questions concerning this proxy solicitation, or the proposals to be considered at the Annual Meeting, please call Lance A. Morrison, Secretary, at 419-625-4121 (Sandusky area) or 888-645-4121 (other).

PROPOSAL 1

ELECTION OF DIRECTORS

The Amended and Restated Code of Regulations of the Corporation provides that the number of Directors shall be not be less than five (5) nor more than twenty-five (25), as from time to time shall be determined by resolution of the Board of Directors of the Corporation. The Board of Directors currently consists of ten (10) members, and the current terms of all of the Directors expire at the Annual Meeting in 2019. During 2018, the size of the Board of Directors was increased from eight (8) to ten (10) members as a result of the Corporation’s merger with United Community Bancorp. Julie A. Mattlin and William F. Ritzmann were appointed to the vacancies created by the increase in the size of the Board. Ms. Mattlin and Mr. Ritzmann will stand for election at the Annual Meeting. However, pursuant to the Corporation’s Amended and Restated Code of Regulations, Allen R. Maurice will not stand for re-election at the Annual Meeting because he will no longer meet the qualifications for nomination as a Director upon reaching 75 years old prior to the date of the Annual Meeting. As a result, Mr. Maurice will retire as a Director effective immediately prior to the Annual Meeting, and the Board of Directors has approved a reduction in the number of Directors of the Corporation to nine (9) effective upon Mr. Maurice’s retirement. Accordingly, there will be nine (9) authorized Directors of the Corporation to be elected at the Annual Meeting.

The Board of Directors proposes that each of the nine (9) nominees named below be elected as a Director of the Corporation to serve a one (1) year term expiring at the annual meeting in 2020, and until his or her successor is elected and qualified or until his or her earlier resignation, removal from office or death. Each nominee was recommended by the Nominating and Corporate Governance Committee (“Nominating Committee”) for election. All of the nominees have expressed their willingness to serve as Directors if elected. The Board of Directors has no reason to believe that any nominee will be unavailable or unable to serve as a Director; however, if for any reason a nominee becomes unable or unwilling to stand for election as a Director, the individuals designated as proxies in the enclosed proxy card will have full discretion to vote the common shares represented by the proxies they hold for the election of the remaining nominees and for the election of any substitute nominee designated by the Board of Directors following recommendation by the Nominating Committee.

The following table lists each nominee’s name, age, principal occupation(s) and/or positions held with the Corporation, the Corporation’s banking subsidiary, Civista Bank (the “Bank”), and the Corporation’s other subsidiaries, and the year the nominee first became a Director of the Corporation. Unless otherwise indicated, each individual has held his or her principal occupation for more than five years. Additional information regarding each nominee is provided under the heading “CORPORATE GOVERNANCE-Director Qualifications” beginning on page 14 of this Proxy Statement.

Name and principal occupation or employment for the past five years; positions held with the Corporation and its Subsidiaries.	Age	Director Since	Nominee for Term Expiring In
Thomas A. Depler Attorney, Poland, Depler & Shepherd Co., L.P.A. Director of Civista Bancshares, Inc. and Civista Bank	69	2007	2020
Julie A. Mattlin Principal, DKMG Consulting LLC Director of Civista Bancshares, Inc. and Civista Bank Director of United Community Bank until 2018	53	2018	2020

Name and principal occupation or employment for the past five years; positions held with the Corporation and its Subsidiaries.	Age	Director Since	Nominee for Term Expiring In
James O. Miller Chairman, Civista Bancshares, Inc. President and CEO, Civista Bancshares, Inc. until 2017 Chairman, Civista Bank CEO, Civista Bank until 2017 President, Civista Bank until 2014 Director of Civista Bancshares, Inc. and Civista Bank Director of First Citizens Insurance Agency, Inc. Director of Water Street Properties, Inc.	66	2006	2020
Dennis E. Murray, Jr. Partner, Murray & Murray Company, LPA Director of Civista Bancshares, Inc. and Civista Bank	56	2015	2020
Allen R. Nickles Certified Public Accountant Of Counsel, Payne, Nickles & Company Director of Civista Bancshares, Inc. and Civista Bank	68	2003	2020
Mary Patricia Oliver Partner, Tucker Ellis, LLP Director of Civista Bancshares, Inc. and Civista Bank	63	2017	2020
William F. Ritzmann Chairman, United Community Bancorp from 2014 to 2018 Chairman, United Community Bank from 2006 until 2018 CEO and President of United Community Bancorp from 1999 until 2014 Director of United Community Bancorp until 2018 Director of Civista Bancshares, Inc. and Civista Bank	70	2018	2020
Dennis G. Shaffer President and CEO, Civista Bancshares, Inc. Executive Vice President, Civista Bancshares, Inc. until 2017 Senior Vice President, Civista Bancshares, Inc. until 2014 President and CEO, Civista Bank Executive Vice President, Chief Lending Officer, Civista Bank until 2014 Executive Vice President, Commercial Lending, Civista Bank until 2013 Senior Vice President, Civista Bank, until 2012 Director of Civista Bancshares, Inc. and Civista Bank Director of First Citizens Insurance Agency, Inc. Director of Water Street Properties, Inc.	56	2017	2020
Daniel J. White International Business Consultant President, Norwalk Furniture, from 2008 to 2013 Director of Civista Bancshares, Inc. and Civista Bank	69	2002	2020

Recommendation and Vote

Under Ohio law and the Corporation’s Amended and Restated Code of Regulations, the nine (9) nominees for election as Directors of the Corporation who receive the greatest number of votes “FOR” election will be elected Directors. Common shares represented by properly executed proxy cards that are received prior to the Annual Meeting, or by properly authenticated Internet or telephone votes that are submitted prior to the deadline for doing so, and not subsequently revoked, will be voted “FOR” the election of the nominees listed above unless authority to vote for one or more nominees is withheld. Shareholders may withhold authority to vote for the entire slate as nominated or may withhold the authority to vote for one or more individual nominees. Common shares as to which the authority to vote is withheld will be counted for quorum purposes but will not be counted toward the election of directors, or toward the election of the individual nominees specified on the proxy card.

The Board of Directors recommends a vote “FOR” the election of all of the nominees listed above.

BENEFICIAL OWNERSHIP OF

COMMON SHARES OF THE CORPORATION

The following table sets forth information concerning the only shareholder known to the Corporation to own beneficially more than 5% of the outstanding common shares of the Corporation as of February 19, 2019.

Name and Address of Beneficial Owner(2)	Amount and Nature of Beneficial Ownership	Percent of Class (1)
RMB Capital Holdings, LLC RMB Capital Management, LLC Iron Road Capital Partners LLC RMB Mendon Managers, LLC Mendon Capital Advisors Corp. 115 S. LaSalle Street, 34th Floor Chicago, IL 60603	1,013,811	6.50%

(1)	Percent of Class is computed based on 15,603,499 common shares outstanding on February 19, 2019.
(2)

Based upon the information contained in Schedule 13G filed with the SEC on February 14, 2019, to report beneficial ownership of common shares of the Corporation as of December 31, 2018. RMB Capital Holdings, LLC and RMB Capital Management, LLC each reported shared voting and shared dispositive power as to 1,013,911 common shares; Iron Road Capital Partners LLC reported shared voting and shared dispositive power as to 38,867 common shares; RMB Mendon Managers, LLC reported shared voting and shared dispositive power as to 804,194 common shares; and Mendon Capital Advisors Corp. reported shared voting and shared dispositive power as to 170,750 common shares.

The following table sets forth information regarding the beneficial ownership of the Corporation’s common shares, as of February 19, 2019, for each of the current Directors of the Corporation, each of the nominees for election as a Director of the Corporation, each of the individuals named in the Summary Compensation Table for 2018 on page 25, and all Directors, nominees and executive officers of the Corporation as a group.

Amount and Nature of Beneficial Ownership

Name of Beneficial Owner or Number of Persons in Group (1)	Common Shares Currently Owned	Common Shares Which Can Be Acquired Upon Conversion of Depositary Shares Within 60 Days (2)	Total	Percent of Class (3)

Thomas A. Depler (4)	20,199	7,672	27,871	*
Julie A. Mattlin	3,379	0	3,379	*
Allen R. Maurice (5)	61,170	12,786	73,956	*
James O. Miller (6)	18,807	6,393	25,200	*
Dennis E. Murray, Jr. (7)	41,689	0	41,689	*
Allen R. Nickles (8)	110,028	10,230	120,258	*

Mary Patricia Oliver	896	0	896	*
William F. Ritzmann(9)	58,217	0	58,217	*
Dennis G. Shaffer (10)	8,092	1,278	9,370	*
Daniel J. White (11)	3,156	76,725	79,881	*
Todd A. Michel (12)	2,470	1,278	3,748	*
Richard J. Dutton (13)	13,942	1,278	15,220	*
James E. McGookey (14)	8,309	3,324	11,633	*
Charles A. Parcher (15)	4,958	0	4,958	*

All current executive officers and directors as a group (19 persons)	417,938	124,160	542,098	3.45%

(1)

Unless otherwise indicated, each executive officer or Director has voting and investment power with respect to all of the common shares reflected in the table for such executive officer or Director. The mailing address of each of the executive officers and Directors of the Corporation is 100 East Water Street, P.O. Box 5016, Sandusky, Ohio 44870.

(2)

Represents the number of common shares as to which the named person or group has the right to acquire beneficial ownership upon the conversion of Depositary Shares of the Corporation, each representing a 1/40th ownership interest in a Noncumulative Redeemable Convertible Perpetual Preferred Share, Series B, of the Corporation (“Depositary Shares”). Each Depositary Share, at the option of the holder, is convertible at any time into the number of common shares of the Corporation equal to $25.00 divided by the conversion price then in effect (currently $7.82).

(3)

Percent of Class is computed based on the sum of (a) 15,603,499 common shares outstanding on February 19, 2019, and (b) the number of common shares, if any, as to which the named person or group has the right to acquire beneficial ownership upon the conversion of Depositary Shares beneficially owned by the named person or group as of February 19, 2019. *Indicates beneficial ownership of less than one percent of the outstanding common shares of the Corporation.

(4)

Includes 9,168 common shares held by John Depler Trust, as to which Mr. Depler, as co-trustee, has shared voting and investment power; 11,031 common shares held jointly by Thomas A. Depler and his spouse, Nancy S. Depler, as to which they have shared voting and investment power; 3,836 common shares which may be acquired upon conversion of Depositary Shares held by the Thomas A. Depler Rollover IRA; and 3,836 common shares which may be acquired upon conversion of Depositary Shares held by the Thomas A. Depler SEP IRA.

(5)

Includes 2,239 common shares owned by Allen R. Maurice; 1,641 common shares held jointly by Allen R. Maurice and Susan C. Maurice, spouse of Allen R. Maurice, as to which they exercise shared voting and investment power, 450 common shares owned by Susan C. Maurice, spouse of Allen R. Maurice, as to which she has voting and investment power; 56,840 common shares held by Allen R. Maurice IRA; 6,393 common shares which may be acquired upon conversion of Depositary Shares held jointly by Susan C. Maurice and Kori L. Hurley, as to which they exercise shared voting and investment power; and 6,393 common shares which may be acquired upon conversion of Depositary Shares held jointly by Susan C. Maurice and Kelly M. Druckenbroad, as to which they exercise shared voting and investment power.

(6)

Includes 8,767 common shares held by James O. Miller; 4,240 common shares held by James O. Miller IRA; 3,800 common shares held by Martha M. Miller IRA, as to which Mr. Miller’s spouse has voting and investment power; 2,000 common shares held by Mr. Miller and his spouse, as to which they exercise shared voting and investment power; 1,918 common shares which may be acquired upon conversion of Depositary Shares owned by Martha M. Miller IRA, spouse of Mr. Miller, as to which she has voting and investment power; and 4,475 common shares which may be acquired upon conversion of Depositary Shares held by James O. Miller IRA.

(7)

Includes 2,304 common shares held by Dennis E. Murray, Jr.; 6,214 common shares held by Murray & Murray Co. LPA 401(k) for the benefit of Dennis E. Murray Sr., over which Mr. Murray, as co-trustee, has shared voting and investment power; 13,019 common shares held by Dennis E. Murray, Jr. IRA. A total of 13,852 common shares held by Mr. Murray and 6,300 common shares owned by Mr. Murray’s spouse are held in their respective brokerage accounts, which shares (together with other assets in the accounts) may be pledged to secure loans outstanding from time to time to Mr. Murray and Mrs. Murray, respectively, with respect to margin accounts.

(8)

Includes 2,274 common shares held by Allen R. Nickles; 104,529 common shares held by Allen R. Nickles SEP IRA; 895 common shares held by Allen R. Nickles IRA; 500 common shares held by Diane Nickles IRA, spouse of Mr. Nickles, as to which she has voting and investment power; 1,105 common shares held by Diane Nickles, as to which she has voting and investment power; 725 common shares owned by a child of Allen R. Nickles, as to which Mr. Nickles, as custodian, has voting and investment power; and 10,230 common shares which may be acquired upon conversion of Depositary Shares owned by Allen R. Nickles.

(9)	Includes 30,827 common shares held by William F. Ritzmann; and 27,390 common shares held by William Ritzmann IRA.

(10)

Includes 8,092 common shares held by Dennis G. Shaffer (including 1,572 restricted common shares, of which 1,048 shares will vest on January 2, 2020 and 524 shares will vest on January 2, 2021); and 1,278 common shares which may be acquired upon conversion of Depositary Shares held by Dennis G. Shaffer IRA.

(11)

Includes 1,084 common shares held by Daniel J. White; 2,072 common shares held by Dan White Investments, LLC, as to which Mr. White has voting and investment power; and 76,725 common shares which may be acquired upon conversion of Depositary Shares owned by Dan White Investments, LLC.

(12)

Includes 2,444 common shares held by Todd A. Michel (including 488 restricted common shares, of which 327 shares will vest on January 2, 2020 and 161 shares will vest on January 2, 2021); 26 common shares held jointly by Todd A. Michel and Lynn A. Michel, spouse of Todd A. Michel, as to which they exercise shared voting and investment power; and 1,278 common shares which may be acquired upon conversion of Depositary shares owned jointly by Todd A. Michel and his spouse, Lynn A. Michel.

(13)

Includes 7,451 common shares held by Richard J. Dutton (including 1,280 restricted common shares, of which 857 shares will vest on January 2, 2020 and 423 shares will vest on January 2, 2021); 6,491 common shares held by Richard J. Dutton IRA; and 1,278 common shares which may be acquired upon conversion of Depositary Shares owned by Richard J. Dutton.

(14)

Includes 5,844 common shares held by James E. McGookey; 985 common shares held by James E. McGookey IRA; 1,480 common shares held by Mr. McGookey and Anne McGookey, spouse of Mr. McGookey, as to which they exercised shared voting and investment power; 1,918 common shares which may be acquired upon conversion of Depositary Shares held by James E. McGookey and his spouse, Anne McGookey; 1,406 common shares which may be acquired upon conversion of Depositary Shares owned by James E. McGookey IRA.

(15)

Includes 3,208 common shares held by Charles A. Parcher (including 1,083 restricted common shares, of which 723 shares will vest on January 2, 2020 and 360 common shares which will vest on January 2, 2021); and 1,750 common shares held by Charles A. Parcher IRA.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Corporation’s Directors, executive officers and any persons beneficially holding more than ten percent (10%) of the Corporation’s common shares are required to file statements with the Securities and Exchange Commission (the “SEC”) reporting their initial ownership of the Corporation’s common shares and any subsequent changes in their ownership. To the Corporation’s knowledge, based solely on a review of the Section 16(a) reports filed on behalf of these persons for their transactions during 2018 and written representations that no other Section 16(a) reports were required to be filed for transactions during 2018, all filing requirements applicable to officers, Directors and beneficial owners of more than 10% of the outstanding common shares of the Corporation under Section 16(a) of the Exchange Act were complied with, except that Elmer G. McLaughlin, a Director of Civista Bank, and W. Michael McLaughlin, a Senior Vice President of the Corporation, each had one late Form 4 filing which each reported one transaction.

BOARD OF DIRECTOR MEETINGS AND COMMITTEES

Meetings of the Board of Directors

The Board of Directors of the Corporation met thirteen (13) times in 2018. Mr. White attended 61% of the total number of meetings of the Board of Directors and the other committees of which he was a member during 2018. All other Directors attended at least 75% of the total number of meetings of the Board of Directors and of the committees on which he or she served during 2018.

Attendance at Annual Meeting of Shareholders

The Corporation does not have a formal policy with regard to Director attendance at annual meetings of shareholders. However, the Corporation encourages all Directors and Director nominees to attend each annual meeting of shareholders. Eight of the Corporation’s Directors attended the 2018 annual meeting of shareholders.

Board Leadership Structure

The Board of Directors expects its Chairman to possess extensive knowledge of the Corporation’s operations as well as the experience and capacity to provide strategic direction to the Corporation. The position of Chairman has historically been used to facilitate the transition of the chief executive officer from a role involving the day-to-day operations to a broader, more strategic role. The Board’s view is that a present or former chief executive with the appropriate leadership qualities and significant familiarity with the Corporation and the banking industry is often in the best position to fill such a strategic role. Consistent with this view, in 2014 the Board elected James O. Miller, who was then the Corporation’s President and CEO, to serve as the Chairman of the Board. Effective December 31, 2017, Mr. Miller retired as President and CEO of the Corporation and as an officer and employee of the Bank. The Board believes that, due to Mr. Miller’s experience at the Corporation and in the industry and his ability to effectively communicate between the Board and management, Mr. Miller can provide appropriate oversight of the Corporation and promote the Board’s effective functioning.

To provide independent leadership for the Board, in 2015 the Board approved the creation of the position of “lead director” and designated that the independent director who acts as the chairperson of the Nominating Committee would fill that role. The lead director’s duties include acting, along with the Chairman, as a liaison between the Board and management, approving the agenda for each Board meeting and acting as chairperson for executive sessions of the Board. As the Board is also comprised of other strong independent directors and conducts regular executive sessions, the Board believes that its current leadership structure is appropriate.

The Board is actively involved in oversight of risks that could affect the Corporation and its subsidiaries. It reviews and approves the minutes of each meeting of the Corporation’s Risk Management Committee, consisting of the executive officers of the Corporation. The Board has assigned to its Audit Committee responsibility for oversight of the internal controls of the Corporation, and that committee receives reports from the Risk Management Officer and the Bank Security Officer at each of its meetings. Each Director of the Corporation is also a member of the Bank’s board and, as such, receives monthly reports from the Risk Management Officer concerning risks to the Bank.

Committees of the Board

The Board of Directors of the Corporation has the following standing committees: Nominating and Corporate Governance Committee (“Nominating Committee”); Audit Committee; and Compensation, Benefits and Liability Committee (“Compensation Committee”). The following table shows the current membership of each of the standing committees of the Board. It is anticipated that the composition of the standing committees may change, and new Directors may be appointed to serve on these committees, following the Annual Meeting.

Nominating Committee	Audit Committee	Compensation Committee
Dennis E. Murray, Jr., Chairman	Allen R. Nickles, Chairman	Allen R. Maurice
Thomas A. Depler	Thomas A. Depler	Dennis E. Murray, Jr.
Allen R. Maurice	Julie A. Mattlin	William F. Ritzmann
	Daniel J. White	Thomas A. Depler*

* Alternate Member

Nominating Committee

The Nominating Committee currently has three (3) members and met two (2) times in 2018. The Board of Directors has determined that each of the current members of the Nominating Committee qualifies, and each Director who served as a member of the Nominating Committee during 2018 qualified during his or her tenure on the Nominating Committee during 2018, as an “independent director” under applicable NASDAQ rules. The Board of Directors has adopted a written charter for the Nominating Committee. A copy of the charter is posted on the “Governance Documents” page of the Corporation’s website at www.civb.com.

The Nominating Committee recommends to the Corporation’s Board of Directors the names of those persons to be proposed for election as Directors of the Corporation at each annual meeting of shareholders. The Nominating Committee also nominates Directors to serve on committees of the Board of Directors and on the boards of directors and committees of the Corporation’s subsidiaries, assists the Board of Directors in Director orientation and continuing education, periodically reviews Director compensation, and is responsible for reviewing and establishing corporate governance policies and programs.

Audit Committee

The Audit Committee currently has four (4) members and met five (5) times in 2018. The Board of Directors has determined that each member of the Audit Committee qualifies, and each Director who served as a member of the Audit Committee during 2018 qualified during his or her tenure on the Audit Committee during 2018, as an “independent director” under applicable NASDAQ rules and under Rule 10A-3 promulgated under the Exchange Act. The Board of Directors has adopted a written charter for the Audit Committee which is posted on the “Governance Documents” page of the Corporation’s website at www.civb.com.

The Board has determined that each member of the Audit Committee is able to read and understand financial statements, including the Corporation’s balance sheet, income statement and cash flow statement, and is qualified to discharge his or her duties to the Corporation and its shareholders. The Board has also determined that Allen R. Nickles qualifies as an “audit committee financial expert” for purposes of Item 407(d)(5) of Regulation S-K. Mr. Nickles has been a Certified Public Accountant for more than 44 years, including as a Partner of Payne, Nickles & Company, a CPA firm located in Sandusky, Ohio until 2016 and as of counsel with that firm since then.

As set forth in the Audit Committee’s Charter, the Audit Committee’s responsibilities include the following:

●

To supervise the independent audit function, including pre-approving the employment of and evaluating the independent auditor, reviewing the independence of the independent auditor and discussing with senior management and the independent auditor any significant deficiencies or material weaknesses in the design or operations of the Corporation’s internal controls, any audit problems or difficulties, any changes required in the scope of the audit plan, and the audit budget and staffing;

●

To oversee the internal audit and internal controls, including reviewing and discussing with senior management, the internal auditor and the independent auditor the adequacy of the Corporation’s internal control over financial reporting and disclosure controls and procedures and the independent auditor’s attestation report;

●

To oversee financial reporting, including reviewing and discussing with senior management and the independent auditor the Corporation’s quarterly and annual financial statements and all critical accounting policies and practices and any significant changes in accounting policies; and

●

To provide the report to be included in the Corporation’s annual proxy statement regarding the Audit Committee’s review and recommendation regarding the inclusion of the audited financial statements in the Corporation’s annual report on Form 10-K for filing with the SEC.

In discharging its responsibilities, the Audit Committee is authorized to investigate any matter that the Audit Committee deems appropriate to carry out its responsibilities and has access to all books, records, facilities and personnel of the Corporation. The Audit Committee is also authorized to retain, compensate, direct, oversee and terminate an independent auditor, independent counsel, other auditors and experts as it deems necessary.

Additional information regarding the Audit Committee, including the Audit Committee’s report relating to the 2018 fiscal year, is provided under the heading “AUDIT COMMITTEE MATTERS” beginning on page 35 of this Proxy Statement.

Compensation Committee

The Compensation Committee currently has three (3) members and met two (2) times in 2018. The Board of Directors has determined that each member of the Compensation Committee qualifies, and each Director who served as a member of the Compensation Committee during 2018 qualified during his tenure on the Compensation Committee, as an “independent director” under applicable NASDAQ rules. In addition, each member of the Compensation Committee qualifies as a “non-employee director” for purposes of SEC Rule 16b-3. The Board of Directors has adopted a written charter for the Compensation Committee which is posted on the “Governance Documents” page of the Corporation’s website at www.civb.com.

The Compensation Committee approves compensation for executive officers and annual budgetary levels for employee compensation and benefits; reviews and establishes the policies for all benefit programs for the Corporation and its subsidiaries; reviews and recommends the affirmative action program for the Corporation and its subsidiaries; and reviews and makes recommendations for benefit insurance programs of the Corporation and its subsidiaries.

Additional information regarding the Compensation Committee and its functions and responsibilities is provided under the heading “EXECUTIVE COMPENSATION–Compensation Discussion and Analysis” beginning on page 18 of this Proxy Statement.

2018 COMPENSATION OF DIRECTORS

The Nominating Committee annually considers the compensation paid to non-employee Directors and recommends appropriate compensation for service on the Board and/or the Bank’s board. Executive officers of the Corporation do not play a role in determining Director compensation. During 2018, the Directors of the Corporation were not paid any fees for their service on the Board of the Corporation or for attendance at meetings of the Corporation’s Board. However, each Director of the Corporation also serves as a Director of the Bank and received Directors’ fees at the rate of $1,000.00 per Board meeting attended during 2018. In addition, the Directors of the Corporation and the Bank received $300.00 per committee meeting of the Corporation or the Bank attended, except that the Chair of the Audit Committee received $500.00 per Audit Committee meeting attended. Directors who are also officers of the Corporation and/or its subsidiaries do not receive any fees or other compensation as Directors of the Corporation or any of its subsidiaries or for attendance at any Board or committee meetings.

Directors of the Bank also receive an annual retainer for their service on the Board. To align the interest of Directors with the interest of the Corporation’s shareholders, the entire amount of the retainer was paid in common shares of the Corporation. Each Director received a retainer totaling $12,000.00, which was paid in stock of the Corporation, for his or her service on the Board of the Bank during the period from April 17, 2018 until the Corporation’s annual meeting on April 16, 2019. In addition, following his retirement as an employee of the Bank and beginning in January 2018, Mr. Miller received an additional cash retainer in the amount of $7,500 per month for his service as Chairman of the Bank. The additional retainer was recommended by the Nominating Committee and approved by the Board in recognition of the significant additional strategic and other duties required by the Chairman.

The Corporation and each of its subsidiaries has adopted a non-qualified Deferred Compensation Plan for each non-employee Director. Pursuant to each such plan, a Director may defer any or all of the Director fees or committee fees earned by such Director during a particular calendar year. The amount deferred is credited with interest at a rate equal to the ten-year United States Treasury Constant Maturity rate published by the Federal Reserve and adjusted monthly. During 2018, no Director of the Corporation elected to defer his or her Director fees and/or committee fees earned as a Director of the Corporation or the Bank.

In 2014, the shareholders of the Corporation approved the Corporation’s 2014 Incentive Plan (the “2014 Incentive Plan”), which makes equity-based awards and cash-based awards available for grant to eligible participants. Directors of the Corporation and the Bank are eligible to receive awards as participants under the 2014 Incentive Plan. As described above, the Corporation has issued awards of unrestricted common shares to the non-employee Directors under the 2014 Incentive Plan in lieu of their cash retainer. Additional information concerning the plan is provided under the heading “EXECUTIVE COMPENSATION—Retirement, Deferred Compensation and Other Benefit Plans–2014 Incentive Plan” on page 30 of this Proxy Statement.

DIRECTOR COMPENSATION TABLE FOR 2018

Name	Fees Earned or Paid in Cash	Stock Awards ($)	Change in Nonqualified Deferred Compensation Earnings (1)	Total ($)
James O. Miller	$109,700(2)	$11,989(3)	--	$121,689
Allen R. Nickles	$16,100	11,989(3)	--	$28,089
Thomas A. Depler	$15,400	$11,989(3)	--	$27,389
Dennis E. Murray, Jr.	$13,900	$11,989(3)	--	$25,889
Allen R. Maurice	$12,700	$11,989(3)	--	$24,689
Mary Patricia Oliver	$11,600	$11,989(3)	--	$23,589
Daniel J. White	$9,700	$11,989(3)	--	$21,689
William F. Ritzmann	$3,900	$7,072(4)	--	$10,973
Julie A. Mattlin	$3,000	$7,072(4)	--	$10,073

(1)	Reflects above-market or preferential earnings on non-qualified deferred compensation in 2018.
(2)	Includes fee of $7,500 per month for serving as Chairman of the Board of Directors.
(3)

Reflects the number of unrestricted common shares awarded under the 2014 Incentive Plan on April 17, 2018 with a grant date fair value (computed in accordance with FASB ASC Topic 718) of $23.19 per share.

(4)

Reflects the number of unrestricted common shares awarded under the 2014 Incentive Plan on September 14, 2018 with a grant date fair value (computed in accordance with FASB ASC Topic 718) of $24.47 per share.

CORPORATE GOVERNANCE

Code of Ethics

In accordance with applicable NASDAQ rules and the rules and regulations of the SEC, the Board of Directors of the Corporation has adopted a Code of Conduct (Ethics) applicable to all Directors, officers and employees of the Corporation and its subsidiaries, including the Corporation’s principal executive officer and principal financial officer. A copy of the Code of Conduct (Ethics) is posted on the “Governance Documents” page of the Corporation’s website at www.civb.com.

Communications with Board of Directors

The Corporation provides a process for shareholders to send communications to the Corporation’s Board of Directors. Shareholders can send communications to the entire Board or to a specified Director by mailing the communication to Lance A. Morrison, Senior Vice President and General Counsel, at 100 East Water Street, Sandusky, Ohio 44870. All such communications will be relayed as requested without any screening.

Director Independence

The Corporation has affirmatively determined that all Directors, except James O. Miller, Dennis G. Shaffer and Mary Patricia Oliver, are currently “independent” under applicable rules. In making its determination concerning the independence of its Directors, the Board of Directors of the Corporation reviewed and considered each Director’s relationships, both direct and indirect, with the Corporation and its subsidiaries, including those described under the heading “—Transactions with Directors, Officers and Associates” on page 16 of this Proxy Statement.

Nominating Procedure

The Corporation has not adopted a formal policy with regard to consideration of any Director candidates recommended by shareholders, which the Board of Directors deems appropriate because the Nominating Committee considers all recommendations for candidates from any source. To be considered by the Nominating Committee, shareholder recommendations as to Director candidates should be sent in writing to the Corporation, in care of the Corporation’s Secretary, at 100 East Water Street, Sandusky, Ohio 44870.

Shareholders of the Corporation may also nominate a candidate for election as a Director of the Corporation by following the procedures set forth in the Corporation’s Amended and Restated Code of Regulations. Pursuant to the Amended and Restated Code of Regulations, all shareholder nominations must be made in writing and delivered or mailed to the Secretary of the Corporation at the Corporation’s principal executive offices located at 100 East Water Street, P.O. Box 5016, Sandusky, Ohio 44870. Nominations must be received by the Secretary of the Corporation not less than 14 days nor more than 50 days prior to the meeting, except that if less than 21 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice must be delivered or mailed no later than the close of business on the 7th day following the day on which notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first (but in no event less than seven days prior to the meeting). Each nomination must contain the following information: (a) the name, age, business address and residence address of the proposed nominee; (b) the principal occupation or employment of the proposed nominee; (c) the class and number of shares of capital stock of the Corporation which are beneficially owned by the proposed nominee; (d) the name and record address of the shareholder making the nomination; and (e) the class and number of shares of capital stock of the Corporation which are beneficially owned by the shareholder making the nomination. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of a proposed nominee to serve as Director of the Corporation.

Director Qualifications

The Nominating Committee has adopted criteria for evaluating existing Directors and Director candidates, and has established certain minimum qualifications that must be met by any nominee and qualities or skills that are necessary for a Director to possess. The Nominating Committee identifies nominees by considering recommendations from all sources and evaluates them by applying the criteria that it has adopted. These criteria include relevant business and employment experience, experience on other boards, relevant special knowledge, independence, personal characteristics, financial sophistication, diversity, community involvement and residence in a geographical area that should be represented on the Board. Minimum requirements include character and ethics, time availability and commitment to a financial interest in the Corporation. Although neither the Nominating Committee nor the Board of Directors has adopted a formal policy regarding the consideration of diversity in identifying nominees for Director, diversity is one of the factors considered by the Nominating Committee pursuant to its criteria for evaluating Director candidates.

The Nominating Committee and the Board of Directors believe that each of the nominees who have been nominated for election at the Annual Meeting brings a strong background and set of skills to the Board which provides the Board as a whole with competence, experience and expertise in a wide variety of areas, including business and executive management, banking, manufacturing, accounting and finance, tax, insurance, law and international business. Provided below is the evaluation of the Nomination Committee and the Board of Directors regarding the specific attributes, skills and qualifications possessed by each Director nominee.

Thomas A. Depler. The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications that Mr. Depler has developed through 43 years as an attorney providing legal services to businesses and nonprofit foundations, including extensive legal experience in tax and fiduciary matters, allow him to provide practical legal expertise to the Board of Directors and have recommended him for re-election.

Julie A. Mattlin. The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications that Ms. Mattlin has developed through 27 years in providing financial consulting services to airports, including the development of financial and funding strategies and reports related to bond issuances allow her to provide financial and business expertise to the Board of Directors and have recommended her for election.

James O. Miller. The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications that Mr. Miller has developed through more than 43 years working in the financial services industry, including 31 years at the Corporation and the Bank, allow him to provide banking, accounting and financial expertise and a comprehensive knowledge and understanding of the Corporation’s operations and management to the Board of Directors and have recommended him for re-election.

Dennis E. Murray, Jr. The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications that Mr. Murray has developed through 31 years as an attorney litigating various legal matters (including accounting, antitrust and banking issues and shareholder and other business disputes) and through his governmental service in various capacities allow him to provide legal expertise to the Board on corporate and governance matters, and they have recommended him for re-election.

Allen R. Nickles. The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications that Mr. Nickles has developed through more than 44 years as a Certified Public Accountant in public practice allow him to provide tax, accounting and financial expertise to the Board of Directors and have recommended him for re-election.

Mary Patricia Oliver. The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications that Ms. Oliver has developed through more than 38 years as an attorney practicing in the financial services industry and formerly as an Executive Vice President, General Counsel and Chief Corporate Governance Officer of BB&T Corporation allow her to provide legal, financial and governance expertise to the Board of Directors and have recommended her for re-election.

William F. Ritzmann. The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications that Mr. Ritzmann has developed through more than 38 years managing financial institutes, including more than 15 years as the president and chief executive officer of United Community Bank, allow him to provide banking and financial expertise and financial industry knowledge and experience to the Board of Directors and have recommended him for election.

Dennis G. Shaffer. The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications that Mr. Shaffer has developed through more than 33 years working in the financial services industry, including the last 10 years at the Corporation and the Bank, allow him to provide banking, accounting and financial expertise and comprehensive knowledge and understanding of the Corporation’s operations and management to the Board of Directors and have recommended him for re-election.

Daniel J. White. The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications that Mr. White has developed through more than 31 years of experience as an executive of small businesses with sales and financial performance responsibilities, as well as experience as president of a venture capital company and extensive international business experience, allow him to provide business expertise and a global business perspective to the Board of Directors and have recommended him for re-election.

Transactions with Directors, Officers and Associates

The Corporation’s subsidiary, the Bank, has had and expects to have banking transactions in the ordinary course of business with Directors, officers and principal shareholders of the Corporation, and associates of such persons, on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons and that do not involve more than normal risk of collectability or present other unfavorable features. All such loans presently outstanding to Directors and executive officers, including their immediate families and companies in which they are executive officers, are performing loans.

The Corporation has engaged Tucker Ellis LLP, a law firm in which Mary Patricia Oliver is a partner, to provide certain legal services for the Corporation, including legal services in connection with the Corporation’s acquisition of United Community Bancorp. For services rendered during 2018, the Corporation paid legal fees to Tucker Ellis LLP in the aggregate amount of approximately $708,000.

Each officer and Director is expected to bring any relationship or transaction with the Corporation in which he or she has a direct or indirect interest to the attention of the Board or Nominating Committee, other than ordinary course banking transactions of the types described above. Although specific review or approval procedures for related person transactions are not in writing, NASDAQ rules require the Corporation’s Audit Committee or other body of independent Directors (such as the Nominating Committee) to conduct appropriate review and oversight of all related party transactions for potential conflict of interest situations on an ongoing basis. In addition, one of the basic principles of the Corporation’s Code of Conduct is the avoidance of conflicts between personal interests and the interests of the Corporation, or even the appearance of such conflicts. Therefore, when the Nominating Committee becomes aware that a transaction presents a possible conflict, it considers the transaction including, among other things, whether the transaction impacts the independence of any independent Board member, whether the related person’s interest in the transaction is material and whether the terms of the transaction are comparable to those that could be negotiated with an unrelated third party.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Corporation’s Board of Directors is currently comprised of Allen R. Maurice, Dennis E. Murray, Jr. and William F. Ritzmann, with Thomas A. Depler serving as an alternate member. All of the members of the Compensation Committee qualify, and each Director who served as a member of the Compensation Committee during 2018 qualified during his tenure on the Compensation Committee, as an “independent director” under applicable NASDAQ rules. None of the members of the Compensation Committee is a present officer or employee of the Corporation or any of its subsidiaries and none of the members of the Compensation Committee is a past officer or employee of the Corporation or any of its subsidiaries. During the 2018 fiscal year, none of the Corporation’s executive officers served on the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served on the Corporation’s Board of Directors or Compensation Committee.

Except for banking transactions in the ordinary course of business with the Bank, as described above under “CORPORATE GOVERNANCE–Transactions with Directors, Officers and Associates,” none of the members of the Compensation Committee had any relationships or transactions with the Corporation or its subsidiaries during 2018 which would require disclosure under Item 404 of SEC Regulation S-K. Additional information concerning direct and indirect transactions is provided under the heading “CORPORATE GOVERNANCE-Transactions with Directors, Officers and Associates” above.

EXECUTIVE OFFICERS OF THE CORPORATION

The following table sets forth the names and ages of all current executive officers of the Corporation, other than Dennis G. Shaffer, whose information is set forth under the heading “PROPOSAL 1 – ELECTION OF DIRECTORS” on page 5 of this Proxy Statement, and all positions and offices held by such executive officers with the Corporation and its subsidiaries, and each executive officer’s business experience during the past five (5) years.

NAME	AGE	POSITION
Richard J. Dutton	55

Senior Vice President of the Corporation since 2006

Executive Vice President, Chief Operating Officer, of Civista Bank since 2013

Executive Vice President of Civista Bank since 2006

Director of CIVB Risk Management, Inc. since 2017

Todd A. Michel	54

Senior Vice President/Controller of the Corporation since 2000

Vice President/Controller of the Corporation from 1998 to 2000

Senior Vice President/Controller of Civista Bank since 1999

Vice President/Controller of Civista Bank from 1998 to 1999

Controller of Civista Bank from 1996 to 1998

Charles A. Parcher	54

Senior Vice President of the Corporation since 2016

Executive Vice President, Chief Lending Officer, of Civista Bank

since 2016

Senior Vice President of KeyBank from 2015 to 2016

Market President of Northwest Ohio, FirstMerit Bank from 2011 to 2015

Lance A. Morrison	52

Senior Vice President and General Counsel of the Corporation since 2019

Secretary of the Corporation since 2019

Vice President of Civista Bank since 2018

Vice President, General Counsel and Corporate Secretary of

Cortland Bancorp from 2013 to 2018

Director of Human Resources of The Cortland Savings and

Banking Company from 2013 to 2018

Director of Water Street Properties, Inc. since 2019

Director of First Citizens Insurance Agency, Inc. since 2019

Director of CIVB Risk Management, Inc. since 2019

W. Michael McLaughlin	60

Senior Vice President of the Corporation since 2018

Senior Vice President, Regional Marketing Executive, of Civista Bank since 2018

Executive Vice President, Chief Operating Officer, of United Community

Bancorp from 2014 until 2018

Secretary of United Community Bancorp from 2014 until 2018

Executive Vice President, Chief Operating Officer, United Community Bank from 2014 until 2018

Paul J. Stark	60

Senior Vice President of the Corporation since 2010

Senior Vice President, Chief Credit Officer, of Civista Bank since 2010

Senior Vice President and Chief Credit Officer of First National Bank, Howell,

Michigan from 2009 to 2010

John A. Betts	47

Senior Vice President of the Corporation since 2013

Senior Vice President, Risk Management Officer and Audit Liaison, of Civista Bank since 2013

President and CEO of First National Bank of Grant Park from 2007 to 2012

Director of CIVB Risk Management, Inc. since 2017

Donna M. Waltz-Jaskolski	53

Senior Vice President of the Corporation since 2017

Senior Vice President, Customer Experience Officer, of Civista Bank since 2017

Senior Vice President, Regional Manager, PNC Bank, formerly known as
National City Bank, from 2008 until 2016

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of compensation program

The Compensation Committee is responsible for the development and administration of the Corporation’s policies regarding executive compensation and obtains input from management and outside consultants as appropriate. The Compensation Committee approves the Corporation’s overall compensation levels and increases. It oversees the Corporation’s compensation and benefit program, and administers the Corporation’s 2014 Incentive Plan. The Compensation Committee sets the compensation of the Corporation’s chief executive officer.    The executive officers of the Corporation are paid by the Bank for their services to the Corporation, the Bank and the other subsidiaries of the Corporation. They receive no compensation directly from the Corporation.

The Compensation Committee’s determinations are based in large part upon information concerning the compensation paid by similarly-sized financial institutions. During 2018, the Compensation Committee retained a compensation consultant, Compensation Advisors, to provide peer information and recommendations concerning the base salaries, incentives and total compensation to be paid to the named executive officers (“NEOs”). In making compensation decisions for 2018, the Compensation Committee considered the peer information and recommendations from Compensation Advisors in conjunction with a study offering information about base salaries at similar institutions.

The Compensation Committee believes that the compensation historically paid to the Corporation’s NEOs has been conservative and has generally followed a goal of paying NEOs a base salary that is in the 50th percentile of the base compensation paid at similar companies. Increases in base salaries for NEOs during 2018 were 2.5%, except in situations when a NEO’s base salary was substantially below the 50th percentile for the position. As a result, the base salaries of Mr. Dutton, Mr. McGookey and Mr. Michel were increased by 2.5%. Mr. Parcher, who was below the mid-point for his salary range, received an increase of 4.76%. Since Mr. Shaffer was elevated to the position of CEO at the beginning of 2018, the Compensation Committee considered the information provided by Compensation Advisors in setting his base salary.

Prior to 2015, the Corporation’s compensation program had focused primarily on the base salary paid to each executive officer, supplemented by a 401(k) plan, a defined benefit pension plan (for those employees of the Bank as of December 2006), a supplemental nonqualified executive retirement plan (for certain employees who will not be eligible for full benefits under the defined benefit pension plan), and health and welfare benefits generally available to all employees. However, since 2015 the Corporation has shifted a significant part of executive officers’ compensation to incentive-based compensation that would reflect the performance of the Corporation.

In 2014, the shareholders of the Corporation approved the 2014 Incentive Plan, which makes equity-based awards and cash-based awards available for grant to employees and non-employee directors of the Corporation and its subsidiaries. For each of 2017 and 2018, the Compensation Committee approved measures of the Corporation’s performance which would be applied in considering a discretionary bonus for the NEOs. For the incentives to be awarded for 2018, the Compensation Committee replaced one of the measures used in 2017 with one that it considered to be a more important goal under the present circumstances. The financial measures used to evaluate the Corporation’s 2018 and 2017 performance are described under the heading “Compensation components – Bonus/Incentive Compensation” below. Based upon the Corporation’s 2017 and 2018 performance against those measures, the Compensation Committee approved discretionary bonuses to be paid out in 2018 and 2019, respectively. The Compensation Committee designated a portion of these discretionary bonuses to be paid out in cash and the remaining portion of the bonuses to be paid out in the form of grants of restricted common shares of the Corporation that vest in three equal annual installments over a three-year period. The grants of restricted common shares are intended to further align the interests of management with those of the Corporation’s shareholders and to incentivize key executives to remain with the Corporation.

In 2015, the Compensation Committee determined that the action taken in 2014 to freeze the Corporation’s pension plan would cause a loss of retirement benefits for a number of the Corporation’s employees who would not be able to use remaining benefit plans to make up the difference. As a result, the Compensation Committee approved Pension Shortfall Agreements between the Corporation and various employees, including two NEOs, to provide for an annual amount to be set aside so as to offset the shortfall in the amount to be paid out to the employees upon reaching retirement age.

At the Corporation’s 2018 annual meeting, the shareholders approved the Corporation’s executive compensation, with approximately 68% of those voting on the issue (including abstentions but excluding broker non-votes) voting in favor of the non-binding advisory vote on executive compensation. While the advisory vote was only one of several factors that influenced the Corporation’s executive compensation decisions and policies for 2018, the Compensation Committee viewed the results of this advisory vote as a continued indication that shareholders are in general support of the Corporation’s compensation philosophy and policies.

Nevertheless, after considering the 2018 shareholder advisory vote and upon further review of the various components of executive compensation and benefits, the Compensation Committee approved the modification of the existing change in control agreements with the NEOs and further adopted a new “clawback” policy in order to address areas that the Compensation Committee determined could be improved or enhanced. The amended and restated change in control agreements provide, among other things, for each NEO to receive benefits following a change in control only if the NEO’s employment with the successor company is terminated within twenty-four (24) months following the change in control. The Corporation’s Clawback Policy, approved in 2018, provides for the recovery by the Corporation of certain incentive based compensation paid to current or former senior vice presidents or above where restatement of financial statements has occurred. Such recovery would potentially apply to any incentive based compensation awarded to such officers during the thirty-six (36) months preceding the date on which the Corporation is required to prepare a restatement.

Role of the Compensation Committee, management and consultants in determining compensation

The Compensation Committee of the Corporation’s Board of Directors retains overall responsibility for administration of the compensation arrangements for the executive officers of the Corporation, including the NEOs. The Compensation Committee evaluates the factors relevant to the Corporation’s compensation decisions and approves the compensation program for NEOs. Historically, the Compensation Committee has relied heavily on information provided by consultants and obtained from other sources concerning the compensation paid by similarly-sized financial institutions. While the Compensation Committee considers the recommendations of the Chief Executive Officer in making annual compensation decisions with respect to other executive officers, the Compensation Committee retains ultimate authority and discretion regarding the compensation arrangements for executive officers of the Corporation and does not delegate any of its authority.

In determining the 2018 compensation for the Corporation’s NEOs, the Compensation Committee considered information from Compensation Advisors, the outside compensation consultant retained to advise it regarding management compensation, and from the CompAnalysis Program provided by IBM. Compensation Advisors reports directly to the Compensation Committee, which approves the work conducted by Compensation Advisors. Compensation Advisors also interacted with senior management within the Corporation as necessary to complete the work for the Compensation Committee. Compensation Advisors did not provide any other services to the Corporation or its subsidiaries in 2018 other than services provided to the Compensation Committee. Based on the Compensation Committee’s assessment, the Compensation Committee determined that no conflicts of interest exist and that Compensation Advisors qualifies as independent for purposes of applicable NASDAQ and SEC rules.

As the basis for its recommendations, Compensation Advisors gathered information regarding peer financial institutions located in the Midwest that had assets of more than $800 million and less than $3 billion. The specific financial institutions included in the peer group were NorthWest Indiana Bancorp, SB Financial Group, Inc., Ohio Valley Banc Corp., Farmers & Merchants Bancorp, Inc., Middlefield Banc Corp., DNB Financial Corporation, Citizens Financial Services, Inc., Penns Woods Bancorp, Inc., LCNB Corp., MutualFirst Financial, Inc., BankFinancial Corporation, Codorus Valley Bancorp, Inc. Farmers National Banc Corp., Old Second Bancorp, Inc., United Community Financial Corp., CNB Financial Corporation, First Mid-Illinois Bancshares, Inc. First Defiance Financial Corp., and First Financial Corporation. The IBM program consolidates the results of other major compensation surveys related to financial institutions with asset sizes between $1 billion and $2 billion. Compensation Advisors compared the base salaries of NEOs to the 50th percentile of the amounts paid as base salaries for similar positions by peer institutions. With respect to total cash compensation and total compensation, Compensation Advisors compared the total cash compensation and total compensation of the NEOs to the 75th percentile of the amounts paid as total cash compensation and total compensation for similar positions by peer institutions. In determining the base salaries to be paid to NEOs, the Committee reviewed the peer information as indicated in the report of Compensation Advisors and the CompAnalysis Program related to the base salary paid for job functions similar to those performed by the Corporation’s NEOs. The Chief Executive Officer also made recommendations regarding the base salary of other executive officers which were considered by the Committee. The Compensation Committee also considered the cash compensation and total compensation information from Compensation Advisors in determining the structure and amount of potential incentive compensation.

Early in each year, the Compensation Committee selects appropriate performance measures to be considered in connection with the evaluation of possible bonuses based upon the Corporation’s performance that year. However, the Compensation Committee retains ultimate discretion concerning whether or not any bonuses will be paid. At its meetings in February of 2018 and 2019, the Compensation Committee reviewed the bonuses paid during recent years and concluded that the bonuses had been effective in providing desired performance incentives. Accordingly, for each of 2017 and 2018 the Committee applied the selected performance measures to the Corporation’s actual results for those years and determined that it was appropriate to pay bonuses based upon those results. The Compensation Committee determined the appropriate bonus amounts to be paid and divided the amount to be paid between cash and restricted common shares of the Corporation.

Consistent with the Compensation Committee’s past practice, in February 2019 the Compensation Committee approved the method for calculating possible bonuses based on the Corporation’s results in 2019. The Compensation Committee chose the same five performance measures that were selected in 2018. With respect to each of the five previous measures, it set revised targets based on the post-merger asset size and organization structure of the Corporation. Again, the Committee retained discretion as to whether any bonuses would be paid.

Compensation philosophy and objectives

The objective of the Corporation’s compensation programs is to attract, compensate and retain key employees. The Corporation attempts to compensate executives fairly in light of their responsibilities, the performance of the executives and the Corporation and the compensation offered by other similar positions in the same geographical area. The Compensation Committee annually reviews and recommends the appropriate salary for the Chief Executive Officer and an appropriate salary or salary range for each of the other NEOs.

The Corporation’s compensation program for executive officers has traditionally focused on the base salary paid to the executive officers. Before 2015, the Corporation attempted to fairly compensate and retain its executive officers and other employees primarily with base salary. More recently, the Corporation has sought to reduce the emphasis on base salary in officers’ total compensation and to introduce an incentive-based element to officers’ compensation. For each fiscal year beginning in 2015, the Compensation Committee approved bonuses to the NEOs under the 2014 Incentive Plan to recognize the performance of the Corporation during those years and the NEOs’ respective contributions to such performance.

In determining appropriate base salaries for officers, the Compensation Committee has relied heavily upon peer comparison information and has generally used the 50th percentile as the goal for base salaries. The Compensation Committee considers the Corporation’s performance when evaluating and setting incentive levels. The Compensation Committee chose measures that appropriately reflected the success of the Corporation at meeting its goals and set guidelines concerning how bonuses would be calculated. While executives were informed of the measures that would be considered in determining bonuses, the Compensation Committee retained discretion as to whether any bonus would be awarded. It determined that this approach provided incentive to executives but preserved flexibility in the event of a change in the circumstances of the Corporation. Bonuses have been paid based upon the application of the measures to the Corporation’s results. In order to encourage officers to own a significant amount of the Corporation’s common shares, to align their interests with shareholders and to encourage them to continue their employment, a substantial portion of the bonus for each NEO in 2018 (and prior years) was paid in restricted shares of the Corporation that would vest over the succeeding three years. No wealth accumulation analysis has been performed, and, while the Compensation Committee considers the position and responsibilities of each executive officer, it does not apply any formula for differentiating compensation between executive officers based on their positions and responsibilities.

In addition to the base salary paid to each executive officer, the Corporation’s compensation program includes retirement plans, health and welfare benefit plans and change in control agreements for certain executive officers. The Corporation expects the retirement and health and welfare plans to promote longevity with the Corporation and discourage turnover among its executive officers and other employees. The Corporation recognizes that change in control agreements can help it to attract and keep talented executives and can minimize the impact on key executives of a job loss due to a change in control. The amended and restated change in control agreements provide, among other things, for each NEO to receive benefits following a change in control only if the NEO’s employment with the successor company is terminated within twenty-four (24) months following the change in control. In the event that a transaction that would lead to a change in control is proposed, such agreements can help assure that the executives analyze the transaction without undue focus on its effect upon them personally. In addition, if a transaction would occur, change in control agreements can encourage key executives to stay and help accomplish a smooth transition.

The Corporation’s Clawback Policy, approved in 2018, provides for the recovery by the Corporation of certain incentive based compensation paid to current or former senior vice presidents or above where restatement of financial statements has occurred. Such recovery would potentially apply to any incentive based compensation awarded to such officers during the thirty-six (36) months preceding the date on which the Corporation is required to prepare a restatement.

Compensation components

Base Salary

A primary component of executive officer compensation has been the officer’s base salary. The base salary of an executive officer reflects the duties and level of responsibility of the officer, the Corporation’s performance to the extent that it provides the ability to pay compensation at a reasonable rate, and the cash compensation paid to similar executive officers at other financial institutions.

In determining the base salaries for executive officers in 2018, the Compensation Committee considered the previously referenced peer survey information from Compensation Advisors and the CompAnalysis Program focusing on the 50th percentile. Base salaries were increased for those NEOs who were substantially below that level. Increases for NEOs already near the 50th percentile averaged 2.5%. Base salaries were set at modest levels because of the ongoing goal of shifting greater emphasis to incentive compensation that reflects the performance of the Corporation.

Bonus/Incentive Compensation

At the Corporation’s 2014 annual meeting, its shareholders approved the 2014 Incentive Plan, which makes cash-based and equity-based awards available as elements of the compensation paid to employees and non-employee directors of the Corporation and its subsidiaries. The 2014 Incentive Plan is administered by the Compensation Committee. During 2018, the Compensation Committee approved the following measures concerning the calculation of annual bonuses that could be earned by the NEOs based on the financial performance of the Corporation in 2018:

●	Net income;

●	Return on equity;

●	Efficiency ratio;

●	Average deposits, excluding any brokered deposits or deposits generated by the tax refund program; and

●	Total loans (whether booked or sold).

These measures were the same as those used in 2017, except that the Compensation Committee substituted the measure related to average deposits for a measure of the total non-performing loans that was used in prior years. The Compensation Committee made the change because the amount of non-performing loans had decreased to such a low level that further improvement was not meaningful and, instead, increasing deposits was a specific priority for the Corporation. Although no longer one of the specific financial performance measures, the level of non-performing loans is still considered as part of the total loans performance measure. For every 50 basis points the ratio of total past due (plus) nonaccrual loans divided by total loans exceeds the peer ratio, a 10% reduction in the total loans weighting will be applied.

For each of the above financial measures, the Compensation Committee set as targets for the annual bonuses that may be awarded to each NEO for the applicable fiscal year as follows:

	2018 Target	2017 Target
Net Income	$19,614,000	$15,635,000

Return on Equity	9.76%	8.54%

Efficiency Ratio	64.71%	65.95%

Total Loans (Booked or Sold)	$1,305,853,000	$1,192,837,000

Average Deposits, excluding brokered deposits and tax refund deposits	$1,142,834,500	Not used

Total Non-Performance Assets	not used	$11,240,000 or less

A lower threshold was set for each factor the achievement of which was required for any bonus to be earned and below which no incentive would be paid for that factor. In addition, for 2017, a cap was set at 36% of the base salary of Dennis G. Shaffer, Richard J. Dutton, Charles A. Parcher and James E. McGookey and 30% of the base salary of Todd A. Michel, and for 2018, a cap was set at 50% of the base salary of Dennis G. Shaffer, Richard J. Dutton, Charles A. Parcher and James E. McGookey and 40% of the base salary of Todd A. Michel, such that no additional bonus would be paid to the extent that the results would have generated a bonus that exceeded those limits. The level of achievement of the targets for each of the five factors (provided a threshold was met) would count for twenty percent of the potential incentive. If the Corporation achieved the target for each of the factors, an officer could receive a discretionary bonus of twenty to thirty percent of his or her base salary.

2018

The performance of the Corporation in 2018 exceeded the maximum with respect to the performance measures for net income, return on equity, efficiency ratio and total loans (booked or sold). The Corporation’s 2018 performance exceeded the threshold for the average deposits, excluding brokered deposits and tax refund deposits. Applying the guidelines set by the Compensation Committee to calculate the bonuses for the NEOs and other officers resulted in bonuses of 40.1-40.5% of their average 2018 base salary (out of a maximum potential bonus of 50%) for Dennis G. Shaffer, Richard J. Dutton, Charles A. Parcher and James E. McGookey and 32.2% of the average 2018 base salary (out of a maximum potential bonus of 40%) for Todd A. Michel. The Compensation Committee determined that payment of the discretionary bonuses calculated in accordance with its guidelines was appropriate and approved the bonuses. Thirty-five percent of the bonuses paid to Dennis G. Shaffer, Richard J. Dutton and Charles A. Parcher is payable in restricted common shares and the remainder in cash. Because James E. McGookey retired effective at the end of 2018 and all of his restricted common shares vested upon retirement, his bonus is payable entirely in cash. Twenty-five percent of the bonus paid to Todd A. Michel is payable in restricted common shares and the remainder in cash. The restricted common shares awarded to each NEO vest over a three year period, with one-third of the shares vesting each year, beginning in January, 2020. Subject to limited exceptions (such as retirement), unvested shares are forfeited if the NEO leaves the employ of the Corporation.

2017

The performance of the Corporation in 2017 exceeded the maximum with respect to the performance measures for net income, total non-performing assets and total loans (booked or sold). It exceeded the target for return on equity and exceeded the threshold for the efficiency ratio. The guidelines set by the Compensation Committee were used to calculate the bonuses for the NEOs and other officers. The calculation resulted in bonuses of 33.1 – 33.3% of their average 2017 base salary (out of a maximum potential bonus of 36%) for Dennis G. Shaffer, Richard J. Dutton and Charles A. Parcher and 26.7% of the average 2017 base salary (out of a maximum potential bonus of 30%) for Todd A. Michel. The Compensation Committee determined that payment of the discretionary bonuses calculated in accordance with its guidelines was appropriate and approved the bonuses. Thirty-five percent of the bonuses paid to Dennis G. Shaffer, Richard J. Dutton and Charles A. Parcher were payable in restricted common shares and the remainder in cash. Twenty-five percent of the bonus paid to Todd A. Michel was payable in restricted common shares and the remainder in cash. The restricted common shares awarded to each NEO vest over a three year period, with one-third of the shares vesting each year, beginning in January, 2019. Subject to limited exceptions (such as retirement), unvested shares are forfeited if the NEO leaves the employ of the Corporation.

Discretionary Bonus

In 2018, the Corporation paid discretionary bonuses as a result of the Tax Cut and Jobs Act to all employees, including discretionary bonuses to NEO’s in the amount of $750 each. The Corporation has, on limited occasions, paid a discretionary bonus to an officer in recognition of providing extraordinary performance and/or services to the Corporation. Richard J. Dutton was largely responsible for identifying the opportunity to offer financial services to tax refund programs and managing the Corporation’s successful entry into that line of business. As a result, he received discretionary bonuses in 2018, 2017 and 2016 of $46,000, $46,000 and $44,250, respectively. See “Summary Compensation Table for 2018” on page 25.

Employee Benefit Plans

In addition to salary, the Corporation also has established retirement plans for all employees meeting minimum age and length of service eligibility requirements. The Corporation has maintained a defined benefit pension plan for all employees who were participants as of December 31, 2006. The Corporation, however, recognized the trend away from defined benefit pension plans and the potential to reduce the expenses of additional contributions to the plan. As a result, the Corporation froze the defined benefit pension plan effective April 30, 2014. The Corporation also sponsors a 401(k) plan and matches (subject to limits) employee contributions to the 401(k) plan. During 2018, the Corporation made an aggregate profit sharing contribution of $422,527, which was allocated among the 401(k) accounts of employees on an age-weighted basis. The amount contributed on behalf of the NEOs is determined in accordance with the terms of the 401(k) plan, and NEOs participate on the same basis as all other employees who participate in the 401(k) plan.

In 2011, the Corporation adopted a Supplemental Executive Retirement Plan (“SERP”) for certain executive officers, including Dennis G. Shaffer, James E. McGookey and Richard J. Dutton, who will not be entitled to full benefits under the defined benefit pension plan. In 2016, the SERP was amended to add Charles A. Parcher. Following his retirement on December 31, 2018, Mr. McGookey became eligible to receive full benefits under the SERP.

During 2015, the Corporation determined that twelve of its long-term employees who were participants in the pension plan would suffer a shortfall compared to the retirement position contemplated by the pension plan, even if those employees availed themselves of all available benefit options. The affected employees included two NEOs. The Compensation Committee considered alternatives and determined that it could minimize the effect of the shortfall for a cost significantly less than its savings from freezing the pension plan. As a result, the Corporation entered into Pension Shortfall Agreements with the affected employees to provide for an annual amount to be set aside so as to offset the shortfall in the amount to be paid out to the employees upon reaching retirement age. For additional information, see “—Retirement, Deferred Compensation and Other Benefit Plans—Pension Shortfall Agreements” on page 30.

The NEOs participate in the same health and welfare plans (medical, dental, prescription, health and/or dependent care flexible spending and life and long-term disability insurance) that are available to all officers and employees of similar age and years of service. The foregoing plans are further discussed in the narratives to the tables that follow.

Change in Control Agreements

In 2003, the Corporation entered into change in control agreements with various executive officers, including Mr. Michel. By 2015, new officers had assumed responsibility for the operations of the Corporation. As a result, in, July 2015, the Corporation entered into a replacement change in control agreement with Mr. Michel and new agreements with each of its other NEOs employed at that time. The Corporation subsequently entered into a change in control agreement with Mr. Parcher in June 2016. In 2018, the Compensation Committee recommended and the Board approved amended and restated change in control agreements to replace the existing change in control agreements between the Corporation and each of the NEOs. The amended and restated change in control agreements provide, among other things, for each NEO to receive benefits following a change in control only if the NEO’s employment with the successor company is terminated within twenty-four (24) months following the change in control. For additional information, see “—Retirement, Deferred Compensation and Other Benefit Plans—Change in Control Agreements” on page 30. The

Board of Directors believes that the provisions of the change in control agreements are likely to provide for a smooth transition following a change in control and that the payments provided for under the change in control agreements are sufficient but not excessive to enable financial institution executives to find subsequent employment in an industry in which such job opportunities may be difficult to find.

Risk Management Analysis

The Compensation Committee does not believe that risks related to the Corporation’s compensation policies and practices are likely to have a material adverse effect on the Corporation. Total compensation is balanced between a base salary, which offers no incentive to take excessive risks, and incentive compensation tied to the Corporation’s performance. The performance measures used to calculate incentive compensation are equally weighted and include elements, such as the total non-performing assets, which would be adversely affected by risk-taking. In addition, since the Compensation Committee retains discretion concerning whether any incentive will be paid, there is no assurance that excessive risk-taking will benefit an employee. The fact that a substantial part of the incentives is paid in restricted common shares of the Corporation which do not fully vest until three years after the award date causes a long-term alignment of the interests of officers and shareholders and another disincentive against excessive risk-taking by the officers. In 2018, the Compensation Committee also adopted a “clawback” policy that permits the Corporation to recover excess compensation paid to officers and employees in the event of a restatement of financial results. The amended and restated change in control agreements provide, among other things, for each NEO to receive benefits following a change in control only if the NEO’s employment with the successor company is terminated within twenty-four (24) months following the change in control. The Corporation’s Clawback Policy, approved in 2018, provides for the recovery by the Corporation of certain incentive based compensation paid to current or former senior vice presidents or above where restatement of financial statements has occurred. Such recovery would potentially apply to any incentive based compensation awarded to such officer during the thirty-six (36) months preceding the date on which the Corporation is required to prepare a restatement.

Tax Implications of Compensation

In light of the Tax Cuts and Jobs Act of 2017 (the “Tax Act”) signed into law on December 22, 2017, the exemption under Section 162(m) of the Internal Revenue Code allowing tax deductions for “qualified performance-based compensation” in excess of $1 million paid to covered persons was eliminated effective January 1, 2018. Consequently, compensation that a corporation may pay to a covered employee (as such term is defined in Section 162(m) of the Internal Revenue Code) in excess of $1 million will no longer be deductible by corporations. Because the Corporation has not, and does not have any intention to, provide compensation in excess of the $1 million compensation deduction limit, the Corporation does not believe that the change to Section 162(m) will have any material impact on its compensation programs or practices, and the Corporation does not currently plan to amend the 2014 Incentive Plan or otherwise modify the compensation payable to the NEOs. However, the Compensation Committee will continue to consider all facts and circumstances, including any impact of the Tax Act on the deductibility of NEO compensation, in establishing compensation programs in subsequent years.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with the Corporation’s management and, based on such review and discussion, the Compensation Committee recommended to the full Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by Members of the Compensation Committee:

Allen R. Maurice
Dennis E. Murray, Jr.
William F. Ritzmann

Summary Compensation Table

Under rules established by the SEC, the Corporation is required to provide certain data and information in regard to the compensation and benefits provided to the Corporation’s principal executive officer, principal financial officer and certain other most highly compensated executive officers of the Corporation. The following table sets forth information as to the compensation paid or accrued by the Corporation and its subsidiaries for services rendered in 2018, 2017 and 2016 to Mr. Dennis G. Shaffer, President and Chief Executive Officer; Mr. Todd A. Michel, Controller; Mr. Richard J. Dutton, Senior Vice President; Mr. James E. McGookey, who served as Senior Vice President and the General Counsel until his retirement effective December 31, 2018; and Mr. Charles A. Parcher, Senior Vice President. These individuals are referred to in this Proxy Statement as the “named executive officers” or “NEOs”.

Summary Compensation Table for 2018

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)

Dennis G. Shaffer President and CEO	2018	$350,000	$750	$35,386	$0	$92,150	$ 40,568	$ 18,608	$537,462
	2017	$301,539	$0	$34,776	$0	$65,709	$ 30,825	$ 16,477	$449,326
	2016	$285,074	$0	$26,235	$0	$64,588	$ 32,001	$ 14,754	$422,652

Todd A. Michel Sr. Vice President/ Controller	2018	$165,401	$750	$10,827	$0	$40,167	($33,916)	$ 42,409	$225,638
	2017	$166,368	$0	$11,053	$0	$32,485	$ 61,278	$ 37,913	$309,097
	2016	$157,321	$0	$ 7,367	$0	$33,148	$ 42,373	$ 37,049	$277,258

Richard J. Dutton Sr. Vice President	2018 2017 2016	$249,183 $243,105 $237,012	$46,750 $46,000 $44,250	$28,520 $28,906 $23,301	$0 $0 $0	$65,606 $52,976 $53,698	$ 29,465 $ 25,041 $ 39,084	$ 1,954 $ 1,483 $ 1,411	$421,478 $397,511 $398,756

Charles A. Parcher Sr. Vice President (6)	2018 2017 2016	$217,692 $207,116 $134,593	$750 $0 $0	$24,311 $24,099 $0	$0 $0 $0	$57,315 $45,133 $44,746	$ 8,252 $ 2,792 $ 0	$ 12,211 $ 11,622 $ 5,978	$320,531 $290,782 $185,317

James E. McGookey Sr. Vice President(7)	2018 2017 2016	$202,105 $197,176 $192,229	$750 $0 $0	$23,140 $23,457 $18,900	$0 $0 $0	$81,863 $42,967 $43,552	$ 61,090 $109,894 $130,468	$ 30,940 $ 29,074 $ 26,875	$399,888 $402,568 $412,024

(1)

Represents discretionary bonus awarded as a result of the Tax Cut and Job Act, and as to Mr. Dutton, a discretionary bonus in recognition of his services related to the Corporation’s tax refund program.

(2)

The amounts reflected in this column are equal to the aggregate grant date fair value, calculated in accordance with FASB ASC Topic 708, of the awards of restricted common shares granted under the 2014 Incentive Plan for the Corporation’s performance during the prior fiscal year.

(3)

Represents cash bonus amounts awarded to the named executive officers in 2018, 2017 and 2016 under the Corporation’s 2014 Incentive Plan with respect to performance in 2017, 2016 and 2015, respectively. For further discussion regarding the bonuses awarded under the Corporation’s 2014 Incentive Plan, see “EXECUTIVE COMPENSATION-Compensation Discussion and Analysis” beginning on page 18.

(4)

Represents the aggregate change in actuarial present value of the named executive officer’s accumulated benefits under (a) the Corporation’s pension plan, and (b) with respect to Messrs. Shaffer, Dutton and McGookey in 2016, 2017 and 2018, and with respect to Mr. Parcher in 2017 and 2018, the Corporation’s supplemental nonqualified executive retirement plan. There were no above-market or preferential earnings on non-qualified deferred compensation in 2016, 2017 or 2018.

(5)

Represents (a) matching contributions by the Corporation to the 401(k) plan, (b) a portion of the premiums paid by the Corporation on behalf of the named executive officers for life insurance and long-term disability insurance and (c) with respect to Messrs. McGookey and Michel, the amounts credited to the executive officers’ respective pension shortfall accounts under their Pension Shortfall Agreements.

(6)	2016 does not reflect a full year of compensation as Mr. Parcher began working for the Corporation on April 19, 2016.
(7)	Mr. McGookey retired from his position as Sr. Vice President and General Counsel of the Corporation effective December 31, 2018.

CEO Pay Ratio

Item 402(u) of SEC Regulation S-K, which was adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), requires the Corporation to disclose the ratio of the annual total compensation of the Corporation’s CEO to the median of the annual total compensation of the Corporation’s employees (except for the CEO).

For the fiscal year ended December 31, 2018, the Corporation performed a calculation of its CEO to median employee pay ratio in accordance with Item 402(u) of SEC Regulation S-K. The Corporation identified the median employee by examining the 2018 total cash compensation for all employees, excluding the CEO, who were employed by the Corporation as of December 31, 2018. It included all employees, including those employed on a full-time, part-time or seasonal basis, and did not annualize the compensation for any employees who were not employed by the Corporation for all of 2018. After identifying the median employee based on total cash compensation, the Corporation calculated the total cash compensation for the median employee using the same methodology used for the CEO and other NEOs as set forth in the Summary Compensation Table for 2018 included in this Proxy Statement.

Using the methodology described above, the Corporation estimates that the 2018 annual total cash compensation of the CEO, Dennis G. Shaffer, in the amount of $416,459 was approximately 12 times the median employee’s 2018 annual total cash compensation of $33,787.

Grants of Plan Based Awards

The following table sets forth information regarding awards of restricted common shares granted to the NEOs during the 2018 fiscal year under the 2014 Incentive Plan. No other plan-based awards were granted to the NEOs during the 2018 fiscal year.

Fiscal 2018 Grants of Plan-Based Awards

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	Grant Date Fair Value of Stock and Option Awards ($)
Dennis G. Shaffer Restricted stock award	2-20-18	1,572	$35,386
Todd A. Michel Restricted stock award	2-20-18	481	$10,827
Richard J. Dutton Restricted stock award	2-20-18	1,267	$28,520
Charles A. Parcher Restricted stock award	2-20-18	1,080	$24,311
James E. McGookey(2) Restricted stock award	2-20-18	1,028	$23,140

(1)

Reflects the number of restricted common shares granted on the date indicated pursuant to action of the Compensation Committee. One-third of the restricted common shares vested on January 2, 2019. One-half of the remaining shares will vest on January 2, 2020 and the remaining shares will vest on January 2, 2021. Additional information concerning the 2014 Incentive Plan is provided under the heading “EXECUTIVE COMPENSATION—Retirement, Deferred Compensation and Other Benefit Plans—2014 Incentive Plan” on page 30.

(2)

All restricted common shares held by Mr. McGookey vested January 1, 2019 following the date of his retirement from the Corporation in accordance with the terms of the 2014 Incentive Plan and Mr. McGookey’s restricted stock award agreements.

Outstanding Equity Awards at Fiscal Year-End

At December 31, 2018, the only equity awards held by the NEOs were restricted common shares granted under the 2014 Incentive Plan during the 2016, 2017 and 2018 fiscal years. The following table sets forth information regarding the restricted common shares held by the NEOs at December 31, 2018.

Outstanding Equity Awards at 2018 Fiscal Year-End

Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)

Dennis G. Shaffer	823(1) 1,047(2) 1,572(3)	$14,337 $18,239 $27,384

Todd A. Michel	231(1) 333(2) 481(3)	$4,024 $5,801 $8,379

Richard J. Dutton	731(1) 870(2) 1,267(3)	$12,734 $15,155 $22,071

Charles A. Parcher	726(2) 1,080(3)	$12,647 $18,814

James E. McGookey(5)	593 706 1,028	$40,536

(1)	Restricted common shares granted on March 11, 2016 under the 2014 Incentive Plan. The remaining shares of the restricted common shares vested as of January 2, 2019.
(2)

Restricted common shares granted on February 21, 2017 under the 2014 Incentive Plan. One-half of the remaining shares vested as of January 2, 2019 and the remaining shares will vest on January 2, 2020.

(3)

Restricted common shares granted on February 20, 2018 under the 2014 Incentive Plan. One-third of the total restricted common shares vested as of January 2, 2019, and one-half of the remaining shares will vest on each of January 2, 2020 and January 2, 2021.

(4)	Market value was computed by multiplying the closing market price of the Corporation’s common shares at 2018 fiscal year-end ($17.42) by the number of restricted common shares.
(5)

All 593 restricted common shares granted on March 11, 2016, 706 restricted common shares granted on February 21, 2017 and 1,028 restricted common shares granted on February 20, 2018 vested on January 1, 2019 following the date of Mr. McGookey’s retirement from the Corporation in accordance with the terms of the 2014 Incentive Plan and Mr. McGookey’s restricted stock award agreements..

Option Exercises and Stock Vested

The following table sets forth information regarding restricted common shares held by each of the NEOs that vested during the fiscal year ended December 31, 2018. As disclosed above, all remaining restricted common shares held by Mr. McGookey vested on January 1, 2019 following the date of his retirement from the Corporation.

	Stock Awards
Name	Number of Shares Vesting (#)	Value Realized on Vesting ($)
Dennis G. Shaffer	2,174	$47,676
Todd A. Michel	654	$14,342
Richard J. Dutton	1,979	$43,399
Charles A. Parcher	362	$7,939
James E. McGookey	1,606	$35,220

Pension Benefits

The following table sets forth the actuarial present value of each NEO’s accumulated benefit, including the number of years of service credited to each NEO, under the Corporation’s Pension Plan and, where applicable, the NEO’s Supplemental Nonqualified Executive Retirement Plan (“SERP”). No payments or benefits were paid to any NEO under any of these plans or agreements during the 2018 fiscal year.

Name	Plan Name	Number of Years Credited Service #	Present Value of Accumulated Benefits $	Payments During Last Fiscal Year $
Dennis G. Shaffer	SERP	9	$194,359	$0

Todd A. Michel	Pension Plan	31	$512,626	$0

Richard J. Dutton	SERP	12	$197,512	$0

Charles A. Parcher	SERP	2	$17,436	$0

James E. McGookey(1)	SERP	16	$643,714	$0
	Pension Plan	13	$639,373	$0

(1)	As a result of Mr. McGookey’s retirement on December 31, 2018, all Pension Plan benefits were paid out on January 3, 2019.

Nonqualified Deferred Compensation

The following table sets forth information regarding the Pension Shortfall Agreements between the Company and certain NEOs. For additional information regarding the Pension Shortfall Agreements, see “Retirement, Deferred Compensation and Other Benefit Plans–Pension Shortfall Agreements” on page 30.

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c) (1)	Aggregate Earnings in Last FY ($) (d) (2)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)

James E. McGookey	--	$15,015	$2,275	(3)	$ 80,545

Todd A. Michel	--	$29,189	$4,422	--	$156,582

(1)

Reflects amounts credited to each NEO’s account for 2018 under his Pension Shortfall Agreement, which amounts are also included in the All Other Compensation column of the Summary Compensation Table for each NEO.

(2)

Consists of “Hypothetical Earnings” credited to each NEO’s account under his Pension Shortfall Agreement. Hypothetical Earnings are calculated each calendar quarter at a rate equal to the ten-year United States Treasury Constant Maturity rate as published by the Federal Reserve Bank on the first day of each month during such calendar quarter.

(3)

As a result of Mr. McGookey’s retirement on December 31, 2018, all funds under his Pension Shortfall Agreement were paid out on February 8, 2019 in accordance with the terms of his Pension Shortfall Agreement.

Retirement, Deferred Compensation and Other Benefit Plans

Defined Contribution/401(k) Plan

The Corporation maintains a tax-qualified defined contribution/401(k) plan for employees of the Corporation and its subsidiaries. All employees of the Corporation and its subsidiaries are eligible to participate in this plan. Subject to limitations established by the Internal Revenue Code, employees may defer up to 100 percent of annual compensation. The 2018 limit was $18,500; it will be increased in future years for cost of living changes. In 2018, the catch-up provision permitted participants age 50 or older to increase their pre-tax salary deferral limit by $6,000. The Corporation may make a matching contribution for all participants who have elected to make salary deferral contributions. The amount of the matching contributions, if any, is determined each plan year and announced to all participants. Since July 1, 2014, the amount of the matching contribution has been equal to 100 percent of the salary deferred on the first 3 percent deferred and 50 percent of the salary deferred on the next 2 percent deferred. Matching contributions by the Corporation to the named executive officers are set forth in the “All Other Compensation” column of the Summary Compensation Table above.

Defined Benefit Pension Plan

The Corporation maintains a tax-qualified non-contributory defined benefit pension plan for employees of the Corporation and its subsidiaries who were participants as of December 31, 2006. All employees who had attained age 20-1/2 and had completed at least six months of service were eligible to participate in the plan. The monthly pension benefit payable to an employee at normal retirement age (age 65) will be equal to the sum of (i) 1.40 percent of the employee’s highest five-year average monthly compensation multiplied by total years of service prior to April 30, 2014, plus (ii) 0.65 percent of the employee’s average monthly compensation in excess of the Social Security covered compensation amount multiplied by years of service up to a maximum of 35 years of service with the Corporation or its subsidiaries. For this purpose, an employee’s final average compensation is equal to the average of the monthly compensation paid to such employee during the period of five consecutive years of service prior to April 30, 2014 which results in the highest average compensation. The compensation taken into account includes all cash compensation paid. The monthly pension benefit calculated under this formula is not subject to any offset or reduction for the employee’s Social Security benefit, but is subject to the annual benefit limitation established by the Internal Revenue Code.

Under the pension plan, employees are eligible to retire and receive monthly benefits under the pension plan at age 65. In addition, employees may elect to begin receiving reduced benefits at an earlier age if they qualify for early retirement by attaining age 55. Pension benefits will generally be paid either as joint and survivor annuities or single life annuities, provided that participating employees who obtain their spouse’s consent may elect to receive their benefits in one of several other optional forms of benefit, including a lump sum distribution of the present value of the benefit.

During 2006, the Corporation amended the pension plan to provide that no employee shall become a participant in the plan after December 31, 2006 and the benefits paid by the plan will be offset by the profit sharing component of the Corporation’s defined contribution plan. The change was made to limit the Corporation’s potential liability under the pension plan.

Effective April 30, 2014, the Corporation froze its pension plan, which means that no new benefits accrue under the pension plan after April 30, 2014 and the pension benefits payable to eligible employees will be based on their years of service prior to April 30, 2014.

Nonqualified Deferred Compensation for 2018

The Corporation maintains a nonqualified deferred compensation plan that allows an eligible employee to defer receipt of compensation to which the employee would be entitled. The amount deferred is credited with interest at a rate equal to the ten-year United States Treasury Constant Maturity rate published by the Federal Reserve and adjusted monthly. The amount accrued will be distributed to the employee based upon an election made by the employee, subject to limits set by the plan.

Supplemental Executive Retirement Benefits

In 2011, the Corporation adopted a Supplemental Nonqualified Executive Retirement Plan (the “SERP”) to provide select employees, including executive officers, with additional retirement benefits to reflect changes to the Corporation’s qualified defined benefit pension plan which was frozen as to new participants and amended to reduce the amount of benefits payable effective as of December 31, 2006.

Four named executive officers, Mr. Shaffer, Mr. Dutton, Mr. McGookey and Mr. Parcher, are participants in the

SERP. Generally, under the SERP, a participant can earn a total annual retirement benefit, considering the Corporation’s contributions to all retirement benefits, equal to an amount that is approximately 60% of the participant’s base salary (as in effect on the date his or her SERP was instituted) for 10 years. Generally, a participant will vest in his or her retirement benefit over 10 years of service. Payment will be accelerated in the event that a participant becomes disabled before completing 10 years of service. Except when delayed pursuant to the requirements of Section 409A of the Internal Revenue Code, payment of the retirement benefit will begin on the first day of the second month following the participant’s separation from service and continue for a period of ten years thereafter. Generally, if a participant dies or is terminated for cause (as defined in the SERP) before payment of the retirement benefit has commenced, the participant will forfeit any right to payment of a retirement benefit. As a result of his retirement effective as of December 31, 2018, Mr. McGookey is entitled to receive full benefits under the SERP with payments beginning in 2019.

The Corporation or one of its subsidiaries has purchased split dollar life insurance policies in order to fund the obligations under the SERP. Generally, these policies provide participants with a death benefit equal to the retirement benefit a participant would have received under the SERP had the participant not died before separating from service.

Pension Shortfall Agreements

During 2015, the Corporation determined that twelve of its long-term employees who were participants in the pension plan would suffer a shortfall compared to the retirement position contemplated by the pension plan, even if those employees availed themselves of all available benefit options. The affected employees included two NEOs. The Compensation Committee considered alternatives and determined that it could minimize the effect of the shortfall for a cost significantly less than its savings from freezing the pension plan. As a result, the Corporation entered into Pension Shortfall Agreements with the affected employees to provide for an annual amount to be set aside so as to offset the shortfall in the amount to be paid out to the employees upon reaching retirement age. The Corporation determined the amount of the total shortfall at the employee’s normal retirement age, which was then divided by the number of years between the date that the pension plan was frozen and the individual’s normal retirement date, and agreed to credit the resulting amount to an unfunded bookkeeping account each year from 2014 until the individual’s retirement. Hypothetical earnings at the ten-year United States Treasury Constant Maturity rate would be credited to the amount in the bookkeeping account. The total amount credited to the account would be paid to the employee upon his or her separation from service with the Corporation, provided that the separation was not the result of a termination for cause, as determined by the Corporation’s Board of Directors. The Corporation’s bookkeeping credits to each employee’s account for 2018 were made in 2018 and, with respect to the NEOs, the amounts are reflected in their “All Other Compensation” amounts in the Summary Compensation Table for 2018.

2014 Incentive Plan

At the Corporation’s 2014 annual meeting, the shareholders of the Corporation approved the 2014 Incentive Plan. The purpose of the 2014 Incentive Plan is to provide a means through which the Corporation and its subsidiaries may attract and retain employees and non-employee directors, to provide incentives that align their interests with those of the shareholders of the Corporation, and to promote the success of the business of the Corporation. The 2014 Incentive Plan is administered by the Compensation Committee of the Corporation’s Board of Directors. Under the 2014 Incentive Plan, the Compensation Committee may grant stock options, stock awards including restricted stock, stock units, stock appreciation rights and cash awards to employees and non-employee directors. A maximum of 375,000 common shares of the Corporation may be issued pursuant to awards under the 2014 Incentive Plan.

Change in Control Agreements

Each NEO has executed a change in control agreement with the Corporation, which was subsequently amended and restated in 2018. Each of the agreements, except the one executed by Charles A. Parcher, provides for an initial term ending on December 31, 2015, with the term being automatically extended for additional one-year terms unless either party gives written notice of its desire not to renew the agreement not later than the January 1 preceding the expiration of the then-current term. The agreement executed by Charles A. Parcher provides for an initial term ending on December 31, 2016, with the term being automatically extended for additional one-year terms unless either party gives written notice of its desire not to renew the agreement not later than the January 1 preceding the expiration of the then-current term. A merger or consolidation of the Corporation into another entity, a disposition of substantially all of the Corporation’s assets, a liquidation of the Corporation, an accumulation by a person (as defined in the agreement) of securities representing more than fifty percent of the voting power of the Corporation (subject to certain exceptions) or the replacement of a majority of the board of directors (subject to certain exceptions) generally triggers the NEO’s rights under the agreement. Each agreement provides that, if a change in control occurs during the term of the agreement and the NEO’s employment is terminated within twenty-four (24) months following the change in control, the Corporation will pay in a lump sum to the NEO a retention bonus equal to one and one-half times the annual salary of the NEO plus the average cash value of the compensation, other than the base salary, paid to the NEO during the three years preceding the change in control. Each agreement also provides that if a change in control occurs during the employment of the NEO, the Corporation will employ him for twenty-four months after the change in control (the “Employment Period”). Pursuant to each agreement, the NEO will receive compensation that is not less than his compensation immediately prior to the Employment Period and have the right to participate in benefit plans that are not materially less favorable than the benefit plans in which he participated immediately prior to the Employment Period. Upon a termination covered by the agreement (which may include a significant change in duties, a relocation or a failure to assume the obligations of the agreement), the NEO may elect to receive from the Corporation COBRA premiums for the Corporation’s group medical insurance for a period of eighteen months plus an amount equal to the sum of the NEO’s annual base salary immediately prior to the termination and the cash value of compensation other than base salary awarded to the NEO during the year preceding termination, provided that, in order to receive benefits upon termination, the NEO is precluded from competing with the Corporation for a period of twelve months after the termination. In executing the agreement, the officer agrees that he will preserve the confidentiality of the Corporation’s non-public information and will not solicit the customers or employees of the Corporation for a period of twelve months after a termination.

Potential Payments Upon Termination or Change-in-Control

The following table summarizes payments which would have been made to each of the NEOs if a retirement, termination or change in control event had occurred on December 31, 2018. Actual amounts to be paid out can only be determined at the time of an NEO’s actual separation from service with the Corporation. Because Mr. McGookey retired from the Corporation effective December 31, 2018, only the benefits to which Mr. McGookey was entitled to receive upon voluntary termination or full retirement are set forth in the table below.

Name	Voluntary Termination on 12/31/18	Termination for Cause on 12/31/18	Early Retirement on 12/31/18(1)	Full Retirement on 12/31/18(2)	Death on 12/31/18	Disability on 12/31/18	Change in Control on 12/31/18 without Termination	Termination without Cause under Change in Control on 12/31/18(3)
Dennis G. Shaffer Pension Pension Shortfall SERP(4) Split Dollar Ins. Group Term Life Ins. Long Term Disability(5) Value of Stock Retention Bonus Severance COBRA	--- --- 238,960 --- --- --- --- --- ---	--- --- --- --- --- --- --- --- --- ---	--- --- --- --- --- --- --- --- --- ---	--- --- --- --- --- --- --- --- --- ---	--- --- --- $742,766 $200,000 --- $59,960 --- --- ---	--- --- $265,512 --- --- $1,080,000 --- --- --- ---	--- --- --- --- --- --- $59,960 $599,149 --- ---	--- --- $238,960 --- --- --- $59,960 $599,149 $442,900 $43,617
Todd A. Michel Pension(6) Pension Shortfall SERP Split Dollar Ins. Group Term Life Ins. Long Term Disability (7) Value of Stock Retention Bonus Severance COBRA	$595,373 $156,582 --- --- --- --- --- --- --- ---	$595,373 --- --- --- --- --- --- --- --- ---	--- --- --- --- --- --- --- --- --- ---	--- --- --- --- --- --- --- --- --- ---	$595,373 $156,582 --- --- $200,000 --- $18,204 --- --- ---	$595,373 $156,582 --- --- --- $1,316,832 --- --- --- ---	--- --- --- --- --- --- $18,204 $283,618 --- ---	$595,373 $156,582 --- --- --- --- $18,204 $283,618 $206,318 $43,617
Richard J. Dutton Pension Pension Shortfall SERP(8) Split Dollar Ins. Group Term Life Ins. Long Term Disability (9) Value of Stock	--- --- $242,840 --- --- --- ---	--- --- --- --- --- --- ---	--- --- --- --- --- --- ---	--- --- --- --- --- --- ---	--- --- --- $787,696 $200,000 --- $49,960	--- --- $242,840 --- --- $1,200,000 ---	--- --- --- --- --- --- $49,960	--- --- $217,660 --- --- --- $49,960

Retention Bonus Severance COBRA	--- --- ---	--- --- ---	--- --- ---	--- --- ---	--- --- ---	--- --- ---	$476,868 --- ---	$476,868 $361,539 $43,617
Charles A. Parcher Pension Pension Shortfall SERP(10) Split Dollar Ins. Group Term Life Ins. Long Term Disability (11) Value of Stock Retention Bonus Severance COBRA	--- --- $21,440 --- --- --- --- --- --- ---	--- --- --- --- --- --- --- --- --- ---	--- --- --- --- --- --- --- --- --- ---	--- --- --- --- --- --- --- --- --- ---	--- --- --- $904,133 $200,000 --- $31,460 --- --- ---	--- --- $107,184 --- --- $1,320,000 --- --- --- ---	--- --- --- --- --- --- $31,460 $339,321 --- ---	--- --- $242,836 --- --- --- $31,460 $339,321 $275,757 $43,617
James E. McGookey(12) Pension Pension Shortfall SERP(13) Split Dollar Ins. Group Term Life Ins. Long Term Disability Value of Stock Retention Bonus Severance COBRA	$639,155 $80.545 $791,430 --- --- --- $40,536 --- --- ---	--- --- --- --- --- --- --- --- --- ---	--- --- --- --- --- --- --- --- --- ---	$639,155 $80,545 791,430 --- --- --- $40,536 --- ---	--- --- --- --- --- --- --- --- --- ---	--- --- --- --- --- --- --- --- --- ---	--- --- --- --- --- --- --- --- --- ---	--- --- --- --- --- --- --- --- --- ---

(1)	Only the Corporation’s Pension Plan provides benefits upon early retirement and Mr. Michel is the only NEO covered under that plan.
(2)	Other than Mr. McGookey, none of the other NEOs qualified for full retirement on December 31, 2018.
(3)	Assumes termination of the NEO on December 31, 2018 following a change in control.
(4)	Represents the total amount that would be paid in equal annual installments of $23,896 over a 10 year period.
(5)

Assumes that short-term disability period had expired. Represents the total amount that would be paid in monthly installments of $10,000 until he reaches the age of 65 assuming his disability continued.

(6)	Assumes separation from service on December 31, 2018 and election to take lump sum benefits when eligible for early retirement at age 55.
(7)	Assumes short-term disability period had expired. Represents the total amount that would be paid in monthly installments of $9,976 until he reaches the age of 65 assuming his disability continued.
(8)	Represents the total amount that would be paid in equal annual installments of $24,284 over a 10 year period.
(9)	Assumes short-term disability period had expired. Represents the total amount that would be paid in monthly installments of $10,000 until he reaches the age of 65 assuming his disability continued.
(10)	Represents the total amount that would be paid in equal annual installments of $2,143 over a 10 year period.
(11)

Assumes that short-term disability period had expired. Represents the total amount that would be paid in monthly installments of $10,000 until he reaches the age of 65 assuming his disability continued.

(12)	Due to Mr. McGookey’s retirement from the Corporation on December 31, 2018, only the Pension, Pension Shortfall, SERP and Value of Stock benefits are applicable to Mr. McGookey.
(13)	Represents the total amount that would be paid in equal annual installments of $79,143 over a 10 year period.

PROPOSAL 2

NON-BINDING ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Act and corresponding SEC rules enable the Corporation’s shareholders to vote to approve, on an advisory and non-binding basis, the compensation of the Corporation’s named executive officers as disclosed in this Proxy Statement in accordance with SEC rules. As a result, the following resolution will be submitted for shareholder approval at the Annual Meeting:

“RESOLVED, that the shareholders of Civista Bancshares, Inc. (the “Corporation”) hereby approve, on an advisory basis, the compensation of the Corporation’s named executive officers as disclosed in the Corporation’s Proxy Statement for its 2019 Annual Meeting of Shareholders pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table for 2018 and the related executive compensation tables, notes and narrative disclosures contained under the heading “EXECUTIVE COMPENSATION” in the Corporation’s Proxy Statement.”

The Board of Directors believes that the Corporation’s compensation policies and procedures, which are reviewed and approved by the Compensation Committee, are effective in aligning the compensation of the Corporation’s named executive officers with the Corporation’s short-term goals and long-term success and that such compensation and incentives are designed to attract, retain and motivate the Corporation’s key executives who are directly responsible for the Corporation’s continued success. The Board of Directors believes that the Corporation’s compensation policies and practices do not threaten the value of the Corporation or the investments of the Corporation’s shareholders or create incentives to engage in behaviors or business activities that are reasonably likely to have a material adverse impact on the Corporation. The Board of Directors further believes that the Corporation’s culture focuses on sound risk management and appropriately rewards executives for performance. The Board of Directors further believes that the Corporation’s compensation policies and procedures are reasonable in comparison both to the Corporation’s peer bank holding companies and to the Corporation’s performance during the 2018 fiscal year.

Similar “Say on Pay” proposals were approved by a significant majority of the common shares voted at each of the Corporation’s last six annual meetings of shareholders.

Shareholders are encouraged to carefully review the information provided in this Proxy Statement regarding the compensation of the Corporation’s named executive officers in the section captioned “EXECUTIVE COMPENSATION” beginning on page 18 of this Proxy Statement.

Because your vote is advisory, the outcome of the vote will not: (i) be binding upon the Corporation’s Board of Directors or the Compensation Committee with respect to future executive compensation decisions, including those relating to the Corporation’s named executive officers, or otherwise; (ii) overrule any decision made by the Corporation’s Board of Directors or the Compensation Committee; or (iii) create or imply any additional fiduciary duty by the Corporation’s Board of Directors or the Compensation Committee. However, the Compensation Committee expects to take into account the outcome of the advisory vote when considering future executive compensation arrangements.

Recommendation and Vote

The affirmative vote of a majority of the common shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal is required to approve the non-binding advisory resolution to approve the compensation paid to the Corporation’s named executive officers as disclosed in this Proxy Statement. The effect of an abstention is the same as a vote “Against” the proposal. Broker non-votes will not be counted in determining whether the proposal has been approved.

The Board of Directors recommends that you vote “FOR” Proposal 2 – Non-Binding Advisory Vote on Named Executive Officer Compensation.

PROPOSAL 3

NON-BINDING ADVISORY VOTE ON FREQUENCY OF SHAREHOLDER ADVISORY VOTE ON

EXECUTIVE COMPENSATION

In Proposal 2 above, shareholders are being asked to vote on an advisory resolution on the approval of the compensation of the Corporation’s named executive officers and have previously voted on this type of advisory resolution every year since 2013. Under the Dodd-Frank Act and corresponding SEC rules, the Corporation is required to include a separate resolution subject to a separate shareholder advisory vote at least once every six years with respect to the frequency of the future advisory votes on the compensation of the Corporation’s named executive officers. The last such advisory vote occurred at the Corporation’s 2013 annual meeting of shareholders. As a result the Corporation is now asking shareholders to vote, on an advisory and non-binding basis, on how frequently they would like to cast an advisory vote on the compensation of the Corporation’s named executive officers. By voting on this proposal, shareholders may indicate whether they would prefer an advisory vote on named executive officer compensation every one year, every two years or every three years. Accordingly, the following resolution is submitted for an advisory shareholder vote at the Annual Meeting:

“RESOLVED, that the shareholders of Civista Bancshares, Inc. advise that an advisory resolution with respect to executive compensation should be presented to the shareholders every one, two or three years as reflected by the shareholders’ votes for each of these alternatives in connection with this resolution.”

In voting on this resolution, you should mark your proxy card or submit your voting instructions for “EVERY ONE YEAR”, “EVERY TWO YEARS” or “EVERY THREE YEARS” based on your preference as to the frequency with which an advisory vote on executive compensation should be held. If you have no preference, you may “ABSTAIN”.

After careful consideration, the Board of Directors has determined that holding an advisory vote on the compensation of the Corporation’s named executive officers every one year continues to be the most appropriate for the Corporation, and unanimously recommends that you vote for a frequency of every one year for future advisory votes on the compensation of the Corporation’s named executive officers. While the Corporation’s executive compensation programs are designed to promote both short-term and long-term alignment between pay and performance, the Corporation’s Board of Directors recognizes that executive compensation disclosures are made annually. Holding an annual advisory vote on the compensation of the Corporation’s named executive officers provides the Corporation with more direct and immediate feedback on the Corporation’s compensation disclosures. However, shareholders should note that because the advisory vote on the compensation of the Corporation’s named executive officers occurs well after the beginning of the compensation year, and because the different elements of the Corporation’s executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases, it may not be feasible or appropriate to change the Corporation’s executive compensation programs in consideration of any one year’s advisory vote on the compensation of the Corporation’s executive compensation program by the time of the following year’s annual meeting of shareholders.

The Board of Directors understands that the Corporation’s shareholders may have different views as to what is appropriate frequency for advisory votes on the compensation of the Corporation’s named executive officers, and the Board of Directors and Compensation Committee will carefully review the voting result on this Proposal 3. However, because your vote is advisory, it will not: (i) be binding upon the Corporation’s Board of Directors or the Compensation Committee with respect to the frequency of future advisory votes on the compensation of the Corporation’s named executive officers; (ii) overrule any decision made by the Corporation’s Board of Directors of the Compensation Committee; or (iii) create or imply any additional fiduciary duty by the Corporation’s Board of Directors or the Compensation Committee. Notwithstanding the outcome of the shareholder advisory vote, the Corporation’s Board of Directors may in the future decide to conduct advisory votes on a more or less frequent bases and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to compensation programs.

Recommendation and Vote

The affirmative vote of a majority of the common shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal is required to approve, on a non-binding advisory bases, one of the selections as to the frequency of future shareholder advisory votes on the compensation of the Corporation’s named executive officers. Common shares as to which the vote is expressed as “ABSTAIN” vote on the proxy card or in voting instructions and broker non-votes with respect to this Proposal 3 will not affect its outcome.

The Board of Directors recommends holding an advisory vote for the approval of the compensation of the Corporation’s named executive officers “EVERY ONE YEAR.”

PROPOSAL 4

RATIFICATION OF THE APPOINTMENT OF THE CORPORATION’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The appointment of the Corporation’s independent registered public accounting firm is made annually by the Audit Committee. The Audit Committee has appointed S. R. Snodgrass, P.C. (“Snodgrass”) to serve as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2019. The Audit Committee and the Board of Directors have decided to submit the appointment of Snodgrass to the shareholders for ratification as a matter of good corporate governance and because of the important role of the Corporation’s independent registered public accounting firm in reviewing the quality and integrity of the Corporation’s financial statements.

Snodgrass has served as the Corporation’s independent registered public accounting firm since 2009, and Snodgrass audited the Corporation’s consolidated financial statements as of and for the fiscal year ended December 31, 2018, and the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2018. The Corporation expects that representatives of Snodgrass will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Recommendation and Vote

The affirmative vote of a majority of the common shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal, is required to ratify the appointment of Snodgrass as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2019. The effect of an abstention is the same as a vote “Against” Proposal 4. Even if the appointment of Snodgrass is ratified by the shareholders, the Audit Committee, in its discretion, could decide to terminate the engagement of Snodgrass and to engage another firm if the Audit Committee determines such action is necessary or desirable. If the appointment of Snodgrass is not ratified, the Audit Committee will reconsider the appointment (but may decide to maintain the appointment).

The Board of Directors recommends that you vote “FOR” Proposal 4—Ratification of the Appointment of the Corporation’s Independent Registered Public Accounting Firm.

AUDIT COMMITTEE MATTERS

Pre-Approval of Services Performed by Independent Registered Public Accounting Firm

Under applicable SEC rules, the Audit Committee is required to pre-approve all audit and non-audit services performed by the Corporation’s independent registered public accounting firm in order to assure that they do not impair the independent registered public accounting firm’s independence from the Corporation. The SEC’s rules specify the types of non-audit services that an independent registered public accounting firm may not provide to its audit client and establish the Audit Committee’s responsibility for administration of the engagement of the independent registered public accounting firm. Accordingly, the Audit Committee pre-approves all audit and permitted non-audit services proposed to be provided by the Corporation’s independent registered public accounting firm.

Fees of Independent Registered Public Accounting Firm

Snodgrass served as the Corporation’s independent registered public accounting firm for the 2018 and 2017 fiscal years. The Audit Committee pre-approved all services rendered by Snodgrass for 2018 and 2017. Proposals submitted by Snodgrass were presented to and acted upon at meetings of the Audit Committee. Snodgrass billed the aggregate fees shown below for audit services, audit related services, tax services and other services rendered to the Corporation and its subsidiaries for the 2018 and 2017 fiscal years.

	2018	2017
Audit Fees (1)	$314,428	$298,640
Audit-Related Fees (2)	$20,515	$18,500
Tax Fees (3)	$34,300	$26,675
All Other Fees	$0	$0

	$369,243	$343,815

(1)

Includes fees paid to Snodgrass for the 2018 and 2017 fiscal years for the audit of the Corporation’s financial statements, the audit of the Corporation’s internal control over financial reporting, review of financial statements included in the Company’s quarterly reports and compliance audits required by HUD. The 2018 fees also include audit services provided in connection with the acquisition of United Community Bancorp. The 2017 fees include services provided in connection with the preparation of the Corporation’s registration statement related to its 2017 offering of common shares.

(2)	Includes fees paid to Snodgrass for the 2018 and 2017 fiscal years related to the audit of the Corporation’s employee benefit plans.
(3)	Includes fees paid to Snodgrass for the 2018 and 2017 fiscal years related to compliance fees for the preparation of original tax returns.

AUDIT COMMITTEE REPORT

The Corporation’s Audit Committee has reviewed and discussed with management and with Snodgrass, the Corporation’s independent registered public accounting firm for 2018, the audited financial statements of the Corporation for the year ended December 31, 2018. In addition, the Audit Committee has discussed with Snodgrass the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee also has received the written disclosures and the letter from Snodgrass required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Snodgrass its independence from the Corporation.

Based on the foregoing discussions and reviews, the Audit Committee has recommended to the Corporation’s Board of Directors that the audited financial statements for the year ended December 31, 2018 be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the SEC.

Respectfully submitted,

The Audit Committee

Allen R. Nickles, Chairman
Thomas A. Depler
Julie A. Mattlin
Daniel J. White

SHAREHOLDER PROPOSALS FOR 2020 ANNUAL MEETING

Proposals by shareholders intended to be presented at the 2020 annual meeting of shareholders must be received by the Secretary of the Corporation no later than November 16, 2019, to be eligible for inclusion in the Corporation’s proxy, notice of meeting and proxy statement and Notice of Internet Availability of Proxy Materials relating to the 2020 annual meeting. The Corporation will not be required to include in its proxy, notice of meeting, proxy statement or Notice of Internet Availability of Proxy Materials, a shareholder proposal that is received after that date or that otherwise fails to meet the requirements for shareholder proposals established by applicable SEC rules. Any shareholder that intends to submit a proposal other than for inclusion in the proxy materials must deliver such proposal to the Secretary of the Corporation not less than 60 nor more than 90 days prior to the 2020 annual meeting (or 15 days after the date of notice or public disclosure if the Corporation provides less than 75 days’ notice of the meeting), or such proposal will be considered untimely. If a shareholder proposal is untimely, the Corporation may vote in its discretion on that proposal all of the common shares for which it has received proxies for the 2020 annual meeting. Proposals by shareholders intended to be presented at the 2020 annual meeting should be mailed or delivered to Civista Bancshares, Inc., 100 East Water Street, Sandusky, Ohio 44870, Attention: Secretary.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no matter that will be presented for action by the shareholders at the Annual Meeting other than those matters discussed in this Proxy Statement. However, if any other matter requiring a vote of the shareholders should properly come before the Annual Meeting, including matters relating to the conduct of the Annual Meeting, the individuals acting under the proxies solicited by the Board of Directors will vote and act according to their best judgments in light of the conditions then prevailing, to the extent permitted under applicable law.

ANNUAL REPORT

The Corporation’s Annual Report is not intended to be a part of this Proxy Statement. A copy of the Corporation’s Annual Report has been mailed to shareholders with this Proxy Statement. Additional copies of the Corporation’s Annual Report are available to shareholders without charge upon request to Dennis G. Shaffer, President, Civista Bancshares, Inc., 100 East Water Street, Sandusky, Ohio 44870.

By Order of the Board of Directors

Lance A. Morrison, Secretary
Civista Bancshares, Inc.

ANNUAL MEETING OF SHAREHOLDERS OF

CIVISTA BANCSHARES, INC.

April 16, 2019

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy statement and proxy card are available at www.proxydocs.com/civb

i  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.   i

⬛	20930403000000000000 9	041619

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINESS” UNDER PROPOSAL 1, “FOR” PROPOSALS 2 AND 4,

AND FOR EVERY “1 YEAR” IN PROPOSAL 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

1. Election of Directors: 9 Director Nominees to serve one-year terms expiring in 2020:				2.	To approve, on a non-binding advisory basis, the compensation of the Corporation’s named executive officers as disclosed in the accompanying proxy statement.		FOR ☐	AGAINST ☐	ABSTAIN ☐

☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: O Thomas A. Depler O Julie A. Mattlin O James O. Miller O Dennis E. Murray, Jr. O Allen R. Nickles O Mary Patricia Oliver O William F. Ritzmann O Dennis G. Shaffer O Daniel J. White		3.	To approve, on a non-binding advisory basis, the frequency of future advisory votes on the compensation of the Corporation’s named executive officers.	1 YEAR ☐	2 YEARS ☐	3 YEARS ☐	ABSTAIN ☐
				4.	To ratify the appointment of S. R. Snodgrass, P.C. as the independent registered public accounting firm of the Corporation for the fiscal year ending December 31, 2019.		FOR ☐	AGAINST ☐	ABSTAIN ☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposals 2, 3 and 4.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: 🌑

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

⬛	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	⬛

0	⬛

CIVISTA BANCSHARES, INC.

Proxy for Annual Meeting of Shareholders on April 16, 2019

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints James D. Heckelman, Blythe A. Friedley and John O. Bacon, and each of them, with full power of substitution and power to act alone, as proxies to vote all of the Common Shares which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Shareholders of Civista Bancshares, Inc., to be held April 16, 2019 at the Cedar Point Center Facility, BGSU Firelands College, One University Drive, Huron, Ohio 44839, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)

⬛ 1.1	14475 ⬛